                                                                     EXHIBIT 2.5

                              PURCHASE AGREEMENT

                                    BETWEEN

                              THE BOEING COMPANY,

                        HUGHES ELECTRONICS CORPORATION

                                      AND

                  HUGHES TELECOMMUNICATIONS AND SPACE COMPANY

                           for the purchase and sale

                                      of

                         the outstanding capital stock

                                      of

                    HUGHES SPACE AND COMMUNICATIONS COMPANY

               and certain additional outstanding capital stock

                         Dated as of January 13, 2000

                               TABLE OF CONTENTS
                               -----------------

Section                                                                                               Page
-------                                                                                               ----
Article I      TRANSFER AND ASSUMPTION.............................................................      2
        1.1   Transfer and Contribution of Assets..................................................      2
        1.2   Assumption of Liabilities............................................................      2
        1.3   Method of Transfer and Assumption....................................................      3
        1.4   Nonassignable Contracts..............................................................      3
        1.5   Other Agreements.....................................................................      4
Article II     SALE AND PURCHASE OF SHARES.........................................................      4
        2.1   Sale and Purchase of Shares..........................................................      4
Article III   PURCHASE PRICE AND PAYMENT...........................................................      4
        3.1   Amount of Purchase Price.............................................................      4
        3.2   Purchase Price Adjustment............................................................      7
 Article IV    CLOSING AND TERMINATION.............................................................      9
        4.1   Closing Date.........................................................................      9
        4.2   Transactions on the Closing Date.....................................................      9
        4.3   Termination of Agreement.............................................................     10
        4.4   Procedure Upon Termination...........................................................     10
        4.5   Effect of Termination................................................................     11
Article V      REPRESENTATIONS AND WARRANTIES OF HUGHES AND THE SELLER.............................     11
        5.1   Organization and Good Standing.......................................................     11
        5.2   Authorization of Agreement...........................................................     11
        5.3   Capitalization.......................................................................     12
        5.4   Subsidiaries and Equity Investments..................................................     12
        5.5   Corporate Records....................................................................     13
        5.6   Conflicts; Consents of Third Parties.................................................     13
        5.7   Ownership of Additional Satellite Assets and Transfer of Shares;
              Sufficiency of Assets................................................................     14
        5.8   Financial Statements.................................................................     14
        5.9   No Undisclosed Liabilities...........................................................     15
        5.10  Absence of Certain Developments......................................................     15

        5.11  Taxes...................................................................................  16
        5.12  Real Property...........................................................................  17
        5.13  Tangible Personal Property..............................................................  20
        5.14  Intangible Property.....................................................................  20
        5.15  Material Contracts......................................................................  27
        5.16  Employee Benefits.......................................................................  30
        5.17  Labor...................................................................................  31
        5.18  Litigation..............................................................................  32
        5.19  Compliance With Laws....................................................................  32
        5.20  Environmental Matters...................................................................  33
        5.21  Insurance...............................................................................  35
        5.22  Inventories; Receivables; Payables......................................................  36
        5.23  Intercompany Indebtedness...............................................................  37
        5.24  United States Contracts.................................................................  37
        5.25  Banks...................................................................................  38
        5.26  Clearances..............................................................................  38
        5.27  Year 2000 Issues........................................................................  38
        5.28  Financial Advisors......................................................................  39
        5.29  Launch Service Agreements...............................................................  39
Article VI     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........................................  39
        6.1   Organization and Good Standing..........................................................  39
        6.2   Authorization of Agreement..............................................................  39
        6.3   Conflicts; Consents of Third Parties....................................................  40
        6.4   Litigation..............................................................................  40
        6.5   Investment Intention....................................................................  40
        6.6   Financial Capability....................................................................  41
        6.7   Financial Advisors......................................................................  41
Article VII    COVENANTS..............................................................................  41
        7.1   Access to Information...................................................................  41
        7.2   Conduct of the Business Pending the Closing.............................................  42
        7.3   Consents................................................................................  45

        7.4   Filings with Governmental Bodies........................................................  45
        7.5   Insurance...............................................................................  46
        7.6   Novations and Other Transfers...........................................................  47
        7.7   Other Actions...........................................................................  47
        7.8   No Solicitation.........................................................................  48
        7.9   Preservation of Records.................................................................  49
        7.10  Publicity...............................................................................  49
        7.11  Non-Competition Agreements..............................................................  50
        7.12  Guarantees and Letters of Credit........................................................  52
        7.13  Sublease for Shared Facilities..........................................................  52
        7.14  Guarantee of Performance................................................................  52
        7.15  Access..................................................................................  53
        7.16  Certain Notices.........................................................................  53
        7.17  Preferred Provider......................................................................  53
        7.18  On Orbit Incentives.....................................................................  53
        7.19  Thuraya.................................................................................  53
        7.20  Spaceway................................................................................  54
Article VIII    CONDITIONS TO CLOSING.................................................................  54
        8.1   Conditions Precedent to Obligations of Each Party.......................................  54
        8.2   Conditions Precedent to Obligations of the Purchaser....................................  55
        8.3   Conditions Precedent to Obligations of the Seller.......................................  56
Article IX      DOCUMENTS TO BE DELIVERED.............................................................  56
        9.1   Documents to be Delivered by the Seller.................................................  56
        9.2   Documents to be Delivered by the Purchaser..............................................  57
Article X       INDEMNIFICATION.......................................................................  57
        10.1  Non-Income Tax Indemnification..........................................................  57
        10.2  Certain Limitations.....................................................................  59
        10.3  Non-Income Tax Indemnification Procedures...............................................  59
        10.4  Employee Benefits and Labor Indemnity...................................................  60
        10.5  China Investigation.....................................................................  60
Article XI      TAX MATTERS...........................................................................  63
        11.1  Filing of Income Tax Returns; Payment of Income Taxes...................................  63

       11.2   Indemnification for Income Taxes........................................................  66
       11.3   Refunds.................................................................................  67
       11.4   Income Tax Contests.....................................................................  67
       11.5   Cooperation and Exchange of Information.................................................  68
       11.6   Resolution of Disputes..................................................................  72
       11.7   Payments................................................................................  73
       11.8   Existing Tax Allocation Agreements......................................................  74
       11.9   Section 338(h)(10) Election.............................................................  74
       11.10  Transfer Taxes..........................................................................  75
       11.11  Sole Remedy.............................................................................  75
Article XII     SURVIVAL..............................................................................  75
       12.1   Survival................................................................................  75
Article XIII    LIMITATION OF LIABILITY DISCLAIMER....................................................  76
       13.1   Liabilities.............................................................................  76
Article XIV     MISCELLANEOUS.........................................................................  76
       14.1   Certain Definitions.....................................................................  76
       14.2   Interpretation..........................................................................  91
       14.3   Dispute Resolution......................................................................  91
       14.4   Expenses................................................................................  92
       14.5   Further Assurances......................................................................  93
       14.6   Submission to Jurisdiction; Consent to Service of Process...............................  93
       14.7   Entire Agreement; Amendments and Waivers................................................  93
       14.8   Governing Law...........................................................................  93
       14.9   Table of Contents and Headings..........................................................  93
       14.10  Notices.................................................................................  94
       14.11  Severability............................................................................  94
       14.12  Binding Effect; Assignment..............................................................  95

Exhibits
--------


EXHIBIT A     Intellectual Property Agreement
EXHIBIT B     Trademark and Trade Name License Agreement
EXHIBIT C     Technical Services Agreement
EXHIBIT D     United States Government Contract Agreement
EXHIBIT E     Employee Matters Agreement
EXHIBIT F     Information Technology Services Term Sheet
EXHIBIT G     Transition Services Term Sheet
EXHIBIT H     Newco Joint Venture Term Sheet

                           STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of January 13, 2000 (the "Agreement"), between HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("Hughes"), HUGHES TELECOMMUNICATIONS AND SPACE COMPANY, a Delaware corporation (the "Seller"), and THE BOEING COMPANY, a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H:

          WHEREAS, the Seller owns (i) all of the issued and outstanding shares of common stock (the "Company Shares"), of HUGHES SPACE AND COMMUNICATIONS COMPANY, a Delaware corporation (the "Company"), (ii) all of the issued and outstanding shares of common stock (the "Spectrolab Shares"), of SPECTROLAB, INC., a Delaware corporation ("Spectrolab"), and (iii) approximately 2.69% of the issued and outstanding shares of common stock of ICO Holdings (the "ICO Shares," and together with the Company Shares and the Spectrolab Shares, the "Shares"); and

          WHEREAS, the Company and its Subsidiaries are engaged in the business of designing and building satellites for both commercial customers and government agencies (the "Satellite Business");

          WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

          WHEREAS, on or prior to the Closing Date, Hughes shall or shall cause its appropriate Subsidiary to, assign, transfer, convey and deliver the Additional Satellite Assets to the Company, and the Company shall assume the Additional Satellite Liabilities in accordance with Article I hereof (the "Additional Satellite Assets Transfer");

          WHEREAS, on or prior to the Closing Date, the Seller shall cause its appropriate Subsidiary to assign, transfer, convey and deliver the Excluded Assets to Hughes or a Subsidiary of Hughes in accordance with Article I hereof (the "Excluded Assets Transfer," and together with the Additional Satellite Assets Transfer, the "Transfers");

          WHEREAS, following the Transfers, the Purchaser shall purchase, and the Seller shall sell, the Shares upon the terms and conditions hereinafter set forth;

          WHEREAS, the parties hereto also intend to enter into certain agreements governing their relationships after the Closing Date as contemplated hereby; and

          WHEREAS, certain capitalized terms used in this Agreement are defined in Section 14.1;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I

                            TRANSFER AND ASSUMPTION

          1.1  Transfer and Contribution of Assets.
               -----------------------------------

          (a) Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, Hughes shall, or shall cause its appropriate Subsidiary to, transfer to the Company (or at the Company's election, a Subsidiary of the Company) all of Hughes' (or its Subsidiary's) right, title and interest in and to the Additional Satellite Assets.

          (b) Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, the Seller shall cause its appropriate Subsidiary to transfer to Hughes (or at Hughes' election, a Subsidiary of Hughes) all of such Subsidiary's right, title and interest in and to the Excluded Assets.

          (c) Each of the parties hereto acknowledges and agrees that as between and among Hughes and its Affiliates, and the Purchaser and its Affiliates, the Additional Satellite Assets and the Excluded Assets will each be transferred "as is where is" and, except as expressly provided herein, that each Transferor makes and has made no warranty, either express or implied, including warranties of merchantability or fitness for a particular purpose, with respect to any Additional Satellite Assets or Excluded Assets, as the case may be.

          (d) Each of the representations, warranties, covenants and undertakings of the Seller or Hughes contained herein shall be given or made as if, and on the basis that, the Transfers had occurred prior to all dates relevant therein. Any references to the Company and its Subsidiaries in any such representations, warranties, covenants and undertakings shall be deemed to be a reference to the Company and its Subsidiaries after giving effect to the Transfers unless the context clearly indicates otherwise.

          1.2  Assumption of Liabilities.  Simultaneously with the actions
               -------------------------
referred to in Section 1.1(a), the Company, in partial consideration for the Transfer of the Additional Satellite Assets, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms any and all Additional Satellite Liabilities.

          1.3  Method of Transfer and Assumption.  The parties hereto
               ---------------------------------
acknowledge and agree that (i) any Transfer shall be effected by delivery by the Transferor to the Transferee of (A) with respect to Excluded Assets which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank, (B) with respect to any real property interest and/or any improvements thereon, a grant deed conveying the property on an "as is where is" basis, and (C) with respect to all other Additional Satellite Assets or Excluded Assets, as the case may be, such good and sufficient instruments of contribution, assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to the Purchaser and to the appropriate Transferor and Transferee, as shall be necessary to vest in such Transferee all of the Transferor's right, title and interest in and to any such Assets and (ii) the assumption of the Additional Satellite Liabilities contemplated pursuant to Section 1.2 hereof shall be effected by delivery, by the party assuming such Liability to the party which is the obligor under such Liability, of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Purchaser and to such two parties, as shall be necessary for the assumption of such Additional Satellite Liabilities. Each party hereto also agrees to deliver to each other party hereto such other documents, instruments, certificates and agreements as may be reasonably requested by any such other party hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof. Notwithstanding any provision to the contrary contained in this Agreement, in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 1.3, the provisions of this Agreement shall prevail and govern. To the extent that any Transfers contemplated hereby are not consummated on or prior to the Closing Date, the parties hereto covenant and agree to take all actions reasonably necessary or appropriate to complete such transfers promptly following the Closing Date.

          1.4  Nonassignable Contracts.  Anything contained herein to the
               -----------------------
contrary notwithstanding, but subject to Sections 7.3 and 8.2(g), this Agreement shall not constitute an agreement to assign any Contract or Asset if an assignment or attempted assignment of the same without the Consent of another Person would constitute a breach thereof or entitle any other party thereto to terminate, or accelerate or assert additional material rights thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or have such other effect, then (a) the party purporting to make such transfer (the "Intended Transferor") shall (i) use its commercially reasonable efforts to provide or cause to be provided to the party entitled to the benefits of such purported transfer (the "Intended Transferee"), to the extent permitted by Law, the benefits of any such Contract or Asset, (ii) cooperate in any lawful arrangements designed to provide such benefits to the Intended Transferee, (iii) enforce, at the request of and for the account of the Intended Transferee, any rights of the Intended Transferor arising from such Contract or Asset, including the right to elect to terminate any such Contract in accordance with the terms thereof upon the advice of the Intended Transferee, and (iv) promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Contract or Asset and (b) in consideration for the matters described in clause (a) above the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. The foregoing arrangements shall be reasonably satisfactory to the Intended Transferee. If and when such Consents are obtained, the transfer of the applicable Contract or Asset shall be effected in accordance with the terms of this Agreement.

          1.5  Other Agreements.  On the Closing Date, the parties hereto shall
               ----------------
enter into agreements embodying certain relationships between the Company and the Satellite Business, on the one hand, and Hughes and its remaining businesses, on the other hand, after the Closing Date. These agreements will be in the form set forth in Exhibits A and B with respect to Intellectual Property, Exhibit C with respect to the provision of certain technical services, Exhibit D with respect to certain United States Contract matters and Exhibit E with respect to employee matters. In addition, the parties hereto agree to enter into definitive agreements on the Closing Date that incorporate the agreements with respect to the treatment of information technology services, the provisions of certain transitional services and the establishment of a joint venture between the parties regarding research and development activities on the terms set forth on Exhibit F, G and H, respectively (Exhibits A through H, collectively, the "Definitive Agreements").

                                  ARTICLE II

                          SALE AND PURCHASE OF SHARES

          2.1  Sale and Purchase of Shares.  Upon the terms and subject to the
               ---------------------------
conditions contained herein, on the Closing Date and after the completion of the Transfers, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Shares free and clear of any Liens.

                                  ARTICLE III

                          PURCHASE PRICE AND PAYMENT

          3.1  Amount of Purchase Price.  (a)  The aggregate purchase price for
               ------------------------
the Shares shall be $3.75 billion, payable on the Closing Date by wire transfer in immediately available funds to an account designated by the Seller, subject to adjustment pursuant to this Section and Section 3.2 (as adjusted, the "Purchase Price"). Five days prior to the Closing Date, the Seller will deliver to the Purchaser an estimate of the Closing Net Assets, which shall be the net assets as of the end of the most recent accounting month for which internal financial statements are available determined on a basis consistent with the methodology to be employed in the calculation of the Closing Net Assets as set forth below (the "Estimated Closing Net Assets"). To the extent that the Estimated Closing Net Assets are greater than $1,149.0 million (the "Target Amount"), the Purchase Price to be remitted at Closing will be increased by such excess. To the extent that the Estimated Closing Net Assets are less than the Target Amount, the Purchase Price to be remitted at Closing will be decreased by such shortfall. Subsequent to Closing, the provisions of Section 3.2 will be applied.

          (b) If at or prior to the Closing there shall not have occurred an ICO Pre-Closing Resolution, then an amount equal to 40% of the ICO Contract Estimated Net Asset Value shall be withheld from the Purchase Price and paid into escrow. Such escrow shall be established with a nationally recognized banking institution (as escrow agent) pursuant to an escrow agreement (the "Escrow Agreement") which embodies the terms set forth below together with such other terms and conditions as are agreed by Seller and Purchaser. No escrow shall be established and no withholding of a portion of the Purchase Price shall occur if an ICO Pre-Closing Resolution shall have occurred prior to Closing.

          (i) The Escrow Agreement shall provide that the funds deposited therein (together with interest earned thereon) shall be released by the escrow agent as follows:

                 (A) upon the occurrence of an ICO Post-Closing Resolution which does not involve an ICO Contract Material Modification, the entire escrow shall be paid to Seller;

                 (B) upon the occurrence of an ICO Post-Closing Resolution which does involve an ICO Contract Material Modification, the ICO Escrow Amount shall be paid to Seller less such amount, if any (which amount shall in no case be more than $25 million) as shall be equal to (A) 40% multiplied by the excess, if any, of (B) any reduction in the net carrying value of assets (i.e., less any liabilities or reserves) relating to the ICO Contract resulting from the ICO Contract Material Modification over (C) the present value (discounted at a rate equal to 7.5% per annum) of any incremental net profit that may be received by Purchaser and its Affiliates as a result of all other agreements or understandings entered into after the Closing, or which are modifications made after the Closing to agreements or understandings existing at the Closing, between Purchaser or its Affiliates and ICO and its Affiliates (such as, but not limited to, contracts to provide launch services, but excluding contracts described in clauses (ii)(x) and (y) of the definition of ICO Post-Closing Resolution), whether or not the value thereof is recorded as an asset for accounting purposes.

          Any remaining amount of the ICO Escrow Amount shall be paid to Purchaser. Each of Seller and Purchaser shall receive a pro rata portion of the interest earned on the entire escrow fund;

                 (C) upon the entry of a final non-appealable order of a bankruptcy court (or the equivalent): (a) converting the ICO bankruptcy case to a liquidation case; (b) dismissing the ICO bankruptcy without leave on the part of ICO to commence a new bankruptcy case; or (c) confirming a plan for the complete liquidation of the assets of ICO; the entire escrow shall be paid to Purchaser, provided that if the sum of the payments and liquidating distributions paid to the Company or its Affiliates after the Closing which are attributable to the ICO Contract Closing Net Asset Value exceeds 60% of the ICO Contract Closing Net Asset Value, then a portion of the ICO Escrow Amount equal to the dollar amount of such excess, together with a pro rata portion of the interest earned on the entire escrow fund, shall be paid to Seller; or

                 (D) upon the expiration of 24 months following the last day of the month in which the Closing occurs, if no ICO Post-Closing Resolution shall have occurred, the entire escrow shall be paid to Purchaser, provided that if the amounts, if any, paid to the Company or its Affiliates after the Closing which are attributable to the ICO Contract Closing Net Asset Value exceed 60% of the ICO Contract Closing Net Asset Value, then a portion of the ICO Escrow Amount equal to the dollar amount of such excess, together with a pro rata portion of the interest earned on the entire escrow fund, shall be paid to Seller.

          (ii) The Escrow Agreement also shall provide that if as a result of the resolution of all matters subject to the purchase price adjustment provisions set forth in Section 3.2 hereof (a) the ICO Contract Closing Net Asset Value is determined to be less than the ICO Contract Estimated Net Asset Value (the amount of any such reduction being the "ICO Closing Downward Adjustment"), a portion of the amount initially deposited in escrow equal to 40% of the ICO Closing Downward Adjustment shall be paid to Seller together with a pro rata portion of the interest earned on the entire escrow funds to the date of such payment, or (b) the ICO Contract Closing Net Asset Value is determined to be greater than the ICO Contract Estimated Net Asset Value (the amount of any such increase being the "ICO Closing Upward Adjustment"), Seller shall deposit into the escrow fund an amount equal to 40% of the ICO Closing Upward Adjustment. The Escrow Agreement further shall provide that if in connection with the purchase price adjustment provisions in Section 3.2 there shall exist a dispute between Seller and Purchaser regarding an asset or liability amount relating to the ICO Contract, then no payments shall be made from the escrow funds to any party (even if an ICO Post-Closing Resolution shall have occurred) until the ICO Contract Closing Net Asset Value is determined and the adjustments to the amount of the escrow fund contemplated in this paragraph have been made. The amount (without giving effect to interest earned) which is to constitute the escrow fund, after giving effect to any adjustment contemplated by this
     Section 3.1(b)(ii), is referred to as the "ICO Escrow Amount."

          3.2  Purchase Price Adjustment.
               -------------------------

          (a) Within 60 days after the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement of assets and liabilities of the Company as of the close of business on the Business Day immediately preceding the Closing Date. This statement will take into account the Spectrolab Shares and the ICO Shares and will give effect to the Transfers contemplated by Article I hereof and will be in a format comparable to the unaudited combined statement of assets and liabilities reflected on Schedule 5.8(a) (such statement, the "Closing Statement of Assets and Liabilities"). Except as identified on Schedule 3.2(c) or Schedule 5.8(b), the Closing Statement of Assets and Liabilities will be prepared in accordance with GAAP consistently applied using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the Interim Statement of Assets and Liabilities, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby. In the event that the Business Day immediately preceding the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures.

          (b) The Closing Statement of Assets and Liabilities shall be accompanied by an additional schedule of information (the "Closing Statement of Net Assets") which will identify the amounts to be eliminated from the Closing Statement of Assets and Liabilities to arrive at amounts to be included in the purchase price adjustment calculation. The first column of the Closing Statement of Net Assets shall consist of the balances from the Closing Statement of Assets and Liabilities. The second column will detail the amounts to be eliminated from the Closing Statement of Assets and Liabilities to arrive at amounts to be included in the determination of the purchase price adjustment calculation. Balances related to the following items will be excluded from all aspects of the purchase price adjustment calculation: the ICO Shares, all pension related accounts, all OPEB related accounts, all other employee related liabilities carried at the Hughes corporate level, all income tax accounts, any reserve for the China Investigation and goodwill. After the elimination of these items, the third column will include the remaining asset and liability balances to be used to determine the Closing Net Assets.

          (c) The parties hereto agree that the purchase price adjustment is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies for purposes of determining the asset and liability balances from those used in the preparation of the Interim Statement of Assets and Liabilities unless required by GAAP. Further, the purchase price adjustment shall treat certain items in the manner specified on Schedule 3.2(c) and Schedule 5.8(b). Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Statement of Net Assets referred to in paragraph (b) above and the resolution of any disputes that may arise under this Section 3.2.

          (d) If the Purchaser disagrees with the determination of the Closing Net Assets as shown on the Closing Statement of Net Assets, the Purchaser shall notify the Seller in writing of such disagreement within 60 days after delivery of the Closing Statement of Net Assets, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement. The Purchaser shall provide reasonable supporting documentation for each such disagreement no later than three days after delivery of the notice. After the end of such 60-day period, the Purchaser may not introduce additional disagreements with respect to any item in the Closing Statement of Net Assets or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Purchaser and will be final and binding upon the parties. Similarly, a disagreement by the Purchaser does not provide any right to the Seller to introduce any changes to net assets not directly related to the disputed item. During the 60-day period of its review, the Purchaser shall have reasonable access to any documents, schedules or workpapers used in the preparation of the Closing Statement of Net Assets.

          (e) The Purchaser and the Seller agree to negotiate in good faith to resolve any such disagreement and any resolution agreed to in writing by the Purchaser and the Seller shall be final and binding upon the parties. If the Purchaser and the Seller are unable to resolve all disagreements properly identified by the Purchaser pursuant to Section 3.2(d) within 60 days after delivery to Seller of written notice of such disagreement, then the disputed matters shall be referred to the Chief Financial Officers of the respective businesses for resolution. If the Chief Financial Officers are unable to resolve all disagreements within 30 days, then, within 30 days thereafter, the Purchaser and the Seller shall jointly select an arbiter from one of the "Big 5" accounting firms that is not the independent auditor of either the Purchaser or the Seller; if the Purchaser and the Seller are unable to select such an arbiter within such time period, the American Arbitration Association shall make such selection (the person so selected shall be referred to herein as the "Accounting Arbitrator"). The Accounting Arbitrator so selected will only consider those items and amounts set forth in the Closing Statement of Net Assets as to which the Purchaser and the Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of the Agreement. The Accounting Arbitrator shall deliver to the Purchaser and the Seller, as promptly as practicable and in any event within 180 days after his or her appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of the Agreement. The Accounting Arbitrator shall select as a resolution the position of either the Purchaser or the Seller for each item of disagreement (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon the Purchaser and the Seller. The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by the Purchaser and one-half by the Seller.

          (f) If the Closing Net Assets as finally determined in accordance with this Section 3.2 are less than the Estimated Closing Net Assets, the Purchase Price shall be decreased on a dollar for dollar basis by the amount of such shortfall, and if the Closing Net Assets are greater than the Estimated Closing Net Assets, the Purchase Price shall be increased on a dollar for dollar basis by the amount of such excess.

          (g) If any adjustment under this Section 3.2 results in a reduction in the Purchase Price, the Seller shall pay to the Purchaser the amount of such reduction, and if any adjustment results in an increase in the Purchase Price, the Purchaser shall pay to the Seller the amount of such increase, in each case, by wire transfer of immediately available funds to an account designated by the party receiving payment within five Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the Closing Date.

                                  ARTICLE IV

                            CLOSING AND TERMINATION

          4.1  Closing Date.  Subject to the satisfaction of the conditions set
               ------------
forth in Article VIII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the Transfers and the subsequent sale and purchase of the Shares provided for in Sections 1.1(a), 1.1(b) and 2.1 hereof (the "Closing") shall take place at 10:00 a.m., at the offices of Gibson, Dunn and Crutcher LLP, located at 333 South Grand Avenue, Los Angeles, California (or at such other place as the parties may designate in writing) no later than five Business Days after the satisfaction or waiver of the conditions set forth in
Section 8.1(a) and (b), and if the other closing conditions contained in Article VIII are not then satisfied or waived then on such date as all such conditions are satisfied or waived, or on such other date as the Seller and the Purchaser may designate in writing; provided that the Seller may elect to close the
                          --------
Transfers at an earlier date or a different location in its sole discretion.
The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

          4.2  Transactions on the Closing Date.
               --------------------------------

          (a) At the Closing, the Seller shall deliver to the Purchaser each of the certificates and other documents contemplated by Section 9.1 hereof.

          (b) At the Closing, the Purchaser shall deliver to the Seller (i) each of the certificates and other documents contemplated by Section 9.2 hereof and (ii) $3.75 billion (as adjusted pursuant to Section 3.1) by wire transfer in immediately available funds to the account or accounts designated by the Seller.

          4.3  Termination of Agreement.  This Agreement may be terminated prior
               ------------------------
to the Closing as follows:

          (a) At the election of the Seller or the Purchaser on or after October 31, 2000, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default in any material respect of any of its covenants or other obligations hereunder;

          (b)    By mutual written consent of the Seller and the Purchaser;

          (c) By the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

          (d) By the Purchaser, if there shall have been a breach in any material respect of any of the representations, warranties, covenants or agreements on the part of the Seller set forth in this Agreement and such breach has not been cured by the Seller within thirty days after receipt of notice of such breach, and the failure of the Seller to have cured such breach, would reasonably be expected to have a Material Adverse Effect; or

          (e) By the Seller, if there shall have been a breach in any material respect of any of the representations, warranties, covenants or agreements on the part of the Purchaser set forth in this Agreement and such breach has not been cured by the Purchaser within thirty days after receipt of notice of such breach and the failure of the Purchaser to have cured such breach would reasonably be expected to materially hinder or materially delay the Closing or the ability of the Purchaser to comply with its obligations hereunder or under the Definitive Agreements.

          Notwithstanding the foregoing, no party shall be entitled to terminate this Agreement pursuant to this Section 4.3, if such party's intentional breach of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to this Section 4.3 shall be effected by a written instrument signed by the terminating party or parties, which instrument shall specify the section hereof pursuant to which this Agreement is being terminated.

          4.4  Procedure Upon Termination.  In the event of termination by the
               --------------------------
Purchaser or the Seller, or both, pursuant to Section 4.3 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the Transfers and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

          4.5  Effect of Termination.  In the event that this Agreement is
               ---------------------
validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or the Seller; provided that the obligations of the
                                      --------
parties set forth in Sections 4.4, 7.1, 7.10, 14.4, 14.6, 14.8 and 14.3 (but
only to the extent a dispute exists concerning the foregoing sections or the right to validly terminate this Agreement) hereof shall survive any such termination and shall be enforceable hereunder; and provided, further, that
                                                    --------  -------
nothing in this Section 4.5 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF HUGHES AND THE SELLER

          Each of Hughes and the Seller jointly and severally represents and warrants to the Purchaser that:

          5.1  Organization and Good Standing.  Each of Hughes, the Seller and
               ------------------------------
the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.2  Authorization of Agreement.  Each of Hughes, the Seller and the
               --------------------------
Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Definitive Agreements to which it is a party, as the case may be, and each other agreement, document, or instrument or certificate to be executed by the Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement (such other agreements, documents, instruments or certificates, together with this Agreement and such Definitive Agreements, are collectively referred to herein as the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been, and of each of the other Seller Documents will be at or prior to Closing, and the performance of Hughes', the Seller's and the Company's obligations, as the case may be, hereunder and thereunder have been duly authorized by all necessary corporate action by each of the boards of directors and the stockholders (if necessary) of Hughes, the Seller and the Company, and no other corporate proceedings on the part of Hughes, the Seller or the Company are necessary to authorize such execution, delivery and performance. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of Hughes, the Seller and the Company (as applicable) and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Hughes, the Seller or the Company, as the case may be, enforceable against Hughes, the Seller or the Company, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3  Capitalization.
               --------------

          (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value (the "Common Stock"). As of the date hereof, there are 1,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock are owned by the Seller free and clear of any and all Liens and were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          (b) There are no existing options, warrants, calls, rights, commitments or other agreements of any character to which the Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Common Stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Common Stock of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock of the Company or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the Common Stock of the Company.

          5.4  Subsidiaries and Equity Investments.
               -----------------------------------

          (a) Schedule 5.4 hereto sets forth as of the date hereof (i) the name of each direct or indirect Subsidiary of the Company, (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which the Company has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment and (iii) in the case of each of the entities described in clause (i) above, (A) the jurisdiction of incorporation or organization, (B) the authorized capitalization thereof and (C) the share ownership of each such entity. The outstanding shares of Capital Stock of each such Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens (other than Permitted Exceptions). No shares of Capital Stock are held by any Subsidiary of the Company as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any such Subsidiary is a party requiring, and there are no convertible securities of any such Subsidiary outstanding which upon conversion would require, the issuance of any additional Capital Stock of any such Subsidiary or other securities convertible into Capital Stock of any such Subsidiary. The Seller does not, directly or indirectly, own any Capital Stock or other ownership interest in any corporation, partnership, joint venture or other entity that is engaged in the Satellite Business, other than the capital stock represented by the Shares and as listed on Schedule 5.4 hereto. Neither the Seller nor the Company nor any of the Company's Subsidiaries is a party to any Contract, other than this Agreement, relating to the purchase of any interest in, or the obligation to invest in any such entity.

          (b) Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.
Each such Subsidiary is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, in each case, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          5.5  Corporate Records.
               -----------------

          (a) The Seller has delivered or made available to the Purchaser true, correct and complete copies of the certificates of incorporation and by-laws or comparable organizational documents of the Company and each of its Subsidiaries.

          (b) The minute books of the Company and each of its Subsidiaries previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and each of its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and each of its Subsidiaries previously made available to the Purchaser are true, correct and complete.

          5.6  Conflicts; Consents of Third Parties.
               ------------------------------------

          (a) Except as set forth on Schedule 5.6(a), none of the execution and delivery by the Seller and the Company of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Seller and the Company with any of the provisions hereof or thereof will, subject to receiving the consents referred to in Section 5.6(b), (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries; (ii) conflict with, violate, result in the breach or termination of, or entitle any other party thereto to terminate, or accelerate or assert additional material rights under, any material Permit or Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or Assets is bound; (iii) conflict with or violate any Law of any Governmental Body by which the Company or any of its Subsidiaries is bound; or (iv) result in the creation of any Lien (other than Permitted Exceptions) upon the properties or Assets of the Company or any of its Subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, defaults or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except for the novation of any United States Contract, filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), the laws of the European Union or similar Governmental Bodies and except as otherwise set forth on Schedule 5.6(b), no Consent of any Person or Governmental Body is required on the part of the Seller, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the other Seller Documents, or the compliance by the Seller or the Company, as the case may be, with any of the provisions hereof or thereof, other than Consents which have been obtained, or which if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect.

          5.7  Ownership of Additional Satellite Assets and Transfer of Shares;
               ----------------------------------------------------------------
Sufficiency of Assets.
---------------------

          (a) The Seller has, or the Company or a Subsidiary thereof will have at the Closing Date, good and valid title to all of the Additional Satellite Assets, free and clear of any and all Liens (other than Permitted Exceptions). The delivery of the Shares to the Purchaser as contemplated by
Section 2.1 hereof shall convey to the Purchaser good and valid title to such Shares, free and clear of any and all Liens.

          (b) Following the Closing and after giving effect to the transactions contemplated hereby, the Purchaser, the Company or the Company's Subsidiaries will own or have contractual rights to use all of the Assets owned by Hughes or any Subsidiary of Hughes and used or held for use by any of them primarily in connection with the Satellite Business, or which are necessary for the conduct of such business as presently conducted. Such Assets are sufficient for the conduct of the Satellite Business, as currently conducted.

          5.8  Financial Statements. The Seller has delivered to the Purchaser
               --------------------
copies of (i) the unaudited combined statements of assets and liabilities of the Company as of December 31, 1997 and 1998 and the related unaudited combined statements of revenues, costs and expenses of the Company for the years then ended and (ii) the unaudited combined statement of assets and liabilities of the Company as of September 30, 1999 and the related unaudited combined statement of revenues, costs and expenses of the Company for the nine month period then ended (such unaudited statements in paragraphs (i) and (ii) are referred to herein as the "Financial Statements"). Except as set forth on Schedule 5.8(b), the Financial Statements (x) have been prepared in accordance with GAAP applied consistently with the accounting principles used in the preparation of the audited financial statements of Hughes, (y) take into account the Spectrolab Shares and the ICO Shares and (z) fairly present on a pro forma basis the financial position of the Company and its Subsidiaries after giving effect to the Transfers.

          For the purposes hereof the unaudited combined statement of assets and liabilities of the Company as of September 30, 1999 is referred to as the "Interim Statement of Assets and Liabilities" and September 30, 1999 is referred to as the "Interim Date."

          5.9  No Undisclosed Liabilities. Except as set forth on Schedule 5.9,
               --------------------------
the Company has no material Liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in or reserved against in the Interim Statement of Assets and Liabilities in accordance with the accounting principles detailed on
Schedule 5.8(b).

          5.10  Absence of Certain Developments.  Except as expressly
                -------------------------------
contemplated by this Agreement or as set forth on Schedule 5.10, since the Interim Date:

          (a) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

          (b) there has not been as of the date hereof any damage, destruction or loss, including condemnation or casualty, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $1,000,000 for any single loss or $5,000,000 for all such losses and there has not been any such damage, destruction or Loss not covered by insurance having a replacement cost of more than $5,000,000 for any single loss or $15,000,000 for all such Losses;

          (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any Capital Stock of the Company or its Subsidiaries or repurchase, redemption or other acquisition by the Seller or the Company or any of its Subsidiaries of any outstanding Capital Stock of the Company or any of its Subsidiaries;

          (d) neither the Company nor any of its Subsidiaries has entered into or modified any employment, severance, termination, retention or similar agreements or arrangements with, or granted any bonuses, salary increases, severance or termination pay to, or otherwise increased the compensation or benefits of, any officer, director, consultant or employee other than increases in salary, compensation or benefits of employees other than officers of the Company or its Subsidiaries granted in the ordinary course of business, except as may be required by applicable Law or a binding written Contract in effect on the date of this Agreement;

     (e) there has not been any material change by the Company or any of its Subsidiaries in accounting methods or policies, except as required by GAAP;

     (f) neither the Company nor any of its Subsidiaries has entered into any transaction or Contract, or otherwise conducted its business, other than in the ordinary course of business other than (i) as may arise out of negotiations relating to the Company's contract with and/or investment in ICO and ICO Holdings and (ii) the settlement of any Legal Proceeding involving the China Investigation;

     (g) neither the Company nor any of its Subsidiaries has failed to pay or otherwise discharge current Liabilities on a timely basis except where disputed in good faith by appropriate proceedings and except for immaterial oversights or errors;

     (h) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has made any material loans, advances or capital contributions to, or investments in, any Person or paid any material fees or expenses to the Seller or any Affiliate of the Seller;

     (i) neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $5,000,000 individually or $25,000,000 in the aggregate;

     (j) neither the Company nor any of its Subsidiaries has instituted or settled any material Legal Proceeding (other than the settlement of any Legal Proceeding involving the China Investigation after the date hereof);

     (k) neither the Company nor any of its Subsidiaries has made any acquisition, or any sale, lease or disposition, of any material Assets of the Satellite Business, except in the ordinary course of business consistent with past practice; and

     (l) neither the Seller nor the Company has agreed to do anything set forth in this Section 5.10.

     5.11   Taxes.  Except as set forth on Schedule 5.11:
            -----

     (a) (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed with the appropriate taxing authorities (after giving effect to any valid extensions of time in which to make such filings) and (ii) all amounts shown on such Tax Returns (including interest and penalties) as due from the Company or any of its Subsidiaries have been fully and timely paid.

     (b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

     (c) As of the date of this Agreement, all material deficiencies asserted or assessments made as a result of any examinations by any taxing authority of Tax Returns (other than Income Tax Returns) of or covering the Company or any of its Subsidiaries have been fully paid and there are no other audits or investigations relating to any Tax Returns (other than Income Tax Returns) by any taxing authority in progress, nor have the Seller or the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

     (d) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

     (e) Neither the Company nor any of its Subsidiaries is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

     (f) The Company and those Subsidiaries of the Company listed on Schedule 5.11(f) join in the filing of a consolidated federal income tax return with the Seller and GM and neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is GM.

     (g) None of the Assets of the Company or any its Subsidiaries is property that either the Company or the Subsidiary (A) is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to enactment of the Tax Reform Act of 1986; (B) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (C) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     5.12   Real Property.
            -------------

     (a) Owned Real Property. Schedule 5.12(a) sets forth a complete list of all real property and interests in real property owned as of the date hereof by the Company and its Subsidiaries, or that prior to the Closing after giving effect to the Transfers, will be owned in fee by the Company or one of its Subsidiaries (individually, an "Owned Property," and collectively, the "Owned Properties"). The Company and each of its Subsidiaries have, or will have prior to the Closing Date, good, marketable and insurable fee title to the Owned Property, free and clear of any and all Liens (other than Permitted Exceptions). The Seller has delivered, made available or will make available to the Purchaser, prior to the Closing with respect to the Owned Property being conveyed to the Company, true, correct and complete copies of all deeds, title insurance policies, surveys, mortgages and other material documents in its possession granting the Company or one of its Subsidiaries title to or otherwise affecting or evidencing the state of title with respect to the Owned Properties (the "Owned Properties Documents") and, to the Knowledge of the Seller, the legal descriptions in such deeds are true and correct.

     (b) Leased Property. Schedule 5.12(b) sets forth a complete list of all leases, licenses, subleases, easements and occupancy agreements, together with any amendments, modifications and supplements thereto (the "Leases") with respect to all real property and interests in real property leased as of the date hereof, or that will be leased prior to the Closing after giving effect to the Transfers, by the Company or one of its Subsidiaries (individually, a "Leased Property," and collectively the "Leased Properties," and the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Seller has delivered or made available to the Purchaser true, correct and complete copies of the following: (i) Leases, together with all amendments, modifications and supplements thereto (the Leases together with the Owned Properties Documents are collectively referred to herein as the "Title Documents"); and (ii) true and complete copies of each Phase 1 and Phase 2 environmental report that has been prepared with respect to any of the Company Properties within the last 5 years. The Company and its Subsidiaries hold their respective leasehold interests under each Lease to which the Company or such Subsidiary is the lessee or sub-lessee, free and clear of all Liens other than Permitted Exceptions. Without limiting the generality of the foregoing,
Schedule 5.12(b) identifies any material lease, sublease, license or similar agreement affecting any material interest in real property under which the Company or any of its Subsidiaries is or will be as of the Closing Date (after giving effect to the Transfers) a lessor, sublessor, licensor or grantor.

     (c) Except as set forth on Schedule 5.12(c), each of the Leases is or will be as of the Closing Date, after giving effect to the Additional Satellite Assets Transfer, to the Seller's Knowledge, in full force and effect and is or will be as of the Closing Date the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered or made available to the Purchaser with the corresponding Lease. Except as set forth on Schedule 5.12(c), there is no material default under any of the Leases by the Company or, to the Seller's Knowledge, any other party thereto.

     (d)    Except as set forth on Schedule 5.12(d):

         (i) To the Seller's Knowledge, each of the Leases and Owned Property Documents constitutes the valid and binding obligation of each of the other parties thereto, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

         (ii) To the Seller's Knowledge, none of the Company or the Subsidiaries nor any other party to a Title Document is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of any of the Company or any Subsidiaries, except in each case for such defaults or events that are not material;

         (iii) The Company and each of its Subsidiaries have not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by the Company or its Subsidiaries in the operation of their businesses during such period;

         (iv) The Seller has not received from any relevant Government Body any written notice of violation of the Americans with Disabilities Act that remains uncured;

         (v) There is no special proceeding pending or, to the Seller's Knowledge, threatened in which any taxing authority having jurisdiction over any Company Property is seeking to materially increase the assessed value thereof;

         (vi) There is no condemnation or eminent domain proceeding pending which relates to any of the Company Properties, and to the Seller's Knowledge, there is no such proceeding threatened by any relevant Governmental Body; and

         (vii) To the Seller's Knowledge, the Company Properties are in compliance with restrictive covenants.

          (e) All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and the operation thereof as presently conducted is not in material violation of any applicable code, zoning ordinance or other similar zoning laws.

     5.13   Tangible Personal Property.
            --------------------------

     (a) Schedule 5.13(a) sets forth a complete list of all leases of personal property involving annual payments in excess of $1,000,000 (the "Personal Property Leases") relating to personal property used in the Satellite Business or to which the Company or any of its Subsidiaries is a party or by which the properties or Assets of the Company or any of its Subsidiaries are bound. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

     (b) Except as set forth on Schedule 5.13(a), each of the Personal Property Leases is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Seller's Knowledge, any third party thereto. There is no material default under any Personal Property Lease by the Company or any of its Subsidiaries or, to the Seller's Knowledge, by any other party thereto, and to the Seller's Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.

     (c) All items of tangible personal property reflected in the Interim Statement of Assets and Liabilities which, individually or in the aggregate, are material to the operation of the Satellite Business (except for items sold or disposed of subsequent to the date thereof in the ordinary course of business), are in good condition (ordinary wear and tear excepted).

     5.14   Intangible Property.  (a)     Certain Definitions.  When used in
                                          -------------------
this Section 5.14, the following capitalized terms shall have the following meanings:

     (i)  "Intellectual Property Rights" means intellectual property rights
           ----------------------------
     arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

               (A) fictional business names, trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, "Marks");
                          -----

               (B) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, "Patents");
                                                  -------

               (C) copyrights and registrations and applications therefor (collectively, "Copyrights") and mask work rights; and
                          ----------

               (D) know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents (collectively, "Trade Secrets");
          --------------

         (ii)   A "Material" Intellectual Property Right or item of Software is
                   --------
     one that is material to the operation of the Satellite Business; and

         (iii)  "Software" means any and all (w) computer programs, including
                 --------
     any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (z) all documentation, including user manuals and training documentation, relating to any of the foregoing.

          (b)  Marks.  Schedule 5.14(b) sets forth an accurate and complete
               ------
list of all registered Marks, pending applications for registration of any Marks and Material unregistered Marks, in each case owned by Hughes and its Subsidiaries and used in the Satellite Business (collectively, "Owned Marks"), indicating for each (to the extent applicable) the applicable owner jurisdiction, registration or application number and date issued (or date filed) and the class of goods or services to which such Owned Mark relates. Except as may be set forth in Schedule 5.14(b):

         (i) Hughes and its Subsidiaries own all right, title and interest in each of the Owned Marks, free and clear of any and all Liens (other than Permitted Exceptions), and none of Hughes or any of its Subsidiaries has received any written notice or claim challenging Hughes' or its Subsidiaries' ownership of any of the Material Owned Marks;

         (ii) to the Knowledge of the Seller, none of Hughes or any of its Subsidiaries has taken any action (or failed to take any action), conducted the Satellite Business, or used or enforced any of the Owned Marks, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of the Material Owned Marks;

         (iii) to the Knowledge of the Seller, Hughes and its Subsidiaries have taken reasonable steps to protect Hughes' and its Subsidiaries' rights in and to each of the Material Owned Marks and to prevent the unauthorized use thereof by any other Person;

         (iv) None of Hughes or any of its Subsidiaries has granted to any Person any right, license or permission to use any of the Material Owned Marks;

         (v) all Owned Marks that have been registered have been effectively registered in accordance with all applicable material legal requirements and, to the Knowledge of the Seller, are currently in compliance in all material respects with all applicable legal requirements (including as to payment of maintenance fees and the like);

         (vi) no Material Owned Mark has been or is now involved in any material opposition or cancellation proceeding and no written notice has been received by Hughes or any of its Subsidiaries indicating an intention on the part of any Person to bring any such action;

         (vii) to the Seller's Knowledge, the use of any of the Material Owned Marks does not create a likelihood of confusion with any trade name, trademark or service mark of any other Person;

         (viii) to the Seller's Knowledge, there has been no prior use of any Material Owned Marks by any third party which would confer upon such third party superior rights in such Owned Marks; and

         (ix) to the Seller's Knowledge, no other Person has infringed or is infringing on any of the Owned Marks, so as to materially affect the Satellite Business.

         (c)  Owned Patents. Schedule 5.14(c) sets forth an accurate and
              -------------
complete list of all unexpired Patents owned by Hughes and its Subsidiaries and used in the Satellite Business (collectively, "Owned Patents"). Except as may be set forth on Schedule 5.14(c):

         (i) Hughes and its Subsidiaries are the owners of all right, title and interest in and to all Owned Patents, in each case free and clear of any and all Liens (other than Permitted Exceptions), and Hughes and its Subsidiaries have not received any written notice or claim challenging Hughes' and its Subsidiaries' ownership of any of the Material Owned Patents or asserting that any other Person has any material claim of ownership with respect thereto;

         (ii) Hughes and its Subsidiaries have not received any written notice or claim challenging the validity or enforceability of any of the Material Owned Patents or indicating an intention on the part of any Person to bring a claim that any such Owned Patent is invalid, is unenforceable or has been misused;

         (iii) Hughes and its Subsidiaries have taken reasonable steps to protect ownership of Hughes and its Subsidiaries in and to the Owned Patents;

         (iv) none of Hughes or any of its Subsidiaries has granted to any Person any right, license or permission to make satellites, satellite subsystems or components thereof in competition with the Satellite Business under any of the Material Owned Patents other than licenses granted in the ordinary course of business (x) to customers involving customer-funded development of such satellites, satellite subsystems or components, or (y) to vendors under contracts involving improvements to vendor-supplied technology or products;

         (v) to the Knowledge of the Seller, all of the Owned Patents are currently in compliance in all material respects with applicable legal requirements (including payment of maintenance fees and the like);

         (vi) no Owned Patent is involved in any material interference, reissue, reexamination or any other material litigation or like proceeding; and

         (vii) to the Seller's Knowledge, the activities, technology, products or operations of no other Person has infringed or is infringing on any of the Owned Patents, so as to materially affect the Satellite Business.

          (d)   Owned Copyrights.  Schedule 5.14(d) sets forth an accurate and
                ----------------
complete list of all registered Copyrights (whether registered with the United States Copyright Office or in the appropriate office in any foreign jurisdiction) owned by Hughes and its Subsidiaries and used in the Satellite Business, indicating for each the owner thereof, and pending applications for registration of Copyrights filed by Hughes and its Subsidiaries and used in the Satellite Business (or by a third party that has assigned its rights thereunder to Seller) anywhere in the world (collectively, "Registered Copyrights"). Except as may be set forth on Schedule 5.14(d):
                              ----------------

         (i) Hughes and its Subsidiaries are the owners of all right, title and interest in and to each of the Registered Copyrights and each of the other Copyrights in any works of authorship prepared by or for Hughes or its Subsidiaries that are material to the operation of the Satellite Business (in the case of such Copyrights in works of authorship prepared for, but not by, Hughes or its Subsidiaries, the foregoing being limited to the Knowledge of the Seller) other than those as to which the rights being exercised by Hughes or its Subsidiaries in the Satellite Business have been licensed from another Person (collectively, "Owned Copyrights"), free and clear of any and all Liens (other than Permitted Exceptions), and Hughes and its Subsidiaries have not received any written notice or claim challenging Hughes' and its Subsidiaries' ownership of any of the Material Owned Copyrights or asserting that any other Person has any claim of ownership with respect thereto;

         (ii) none of Hughes or any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability of any of the Material Owned Copyrights or indicating an intention on the part of any

     Person to bring a claim that any Material Owned Copyright is invalid, is unenforceable or has been misused;

         (iii) to the Knowledge of the Seller, none of Hughes or any of its Subsidiaries have taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a Registered Copyright therewith) or used or enforced any of the Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Material Owned Copyrights;

         (iv) Hughes and its Subsidiaries have taken reasonable steps to protect Hughes' and its Subsidiaries' ownership in and to the Owned Copyrights;

         (v) none of Hughes or any of its Subsidiaries has granted to any Person any right, license or permission to exercise any rights under any of the Material Owned Copyrights other than licenses of Software, documentation and data granted in the ordinary course of business to customers or vendors; and

         (vi) to Seller's Knowledge, no other Person has infringed or is infringing any of the Owned Copyrights so as to materially affect the Satellite Business.

          (e)  Trade Secrets.  Schedule 5.14(e) sets forth an accurate and
               -------------
complete list of all invention disclosures owned by Hughes and its Subsidiaries and used in the Satellite Business that are not covered by any patents or patent applications included in the Owned Patents, excluding any of the foregoing as to which Hughes or any such Subsidiaries no longer intends to pursue possible patent protection therefor (collectively, the "Invention Disclosures"). Hughes and its Subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all Invention Disclosures and all other Material Trade Secrets of Hughes and its Subsidiaries and used in the Satellite Business (collectively, "Owned Trade Secrets"). Except as may be set forth in Schedule 5.14(e):

         (i) Hughes and its Subsidiaries own all of the Owned Trade Secrets and none of the Owned Trade Secrets is subject to any Liens (other than Permitted Exceptions), and Hughes and its Subsidiaries have not received any written notice or claim challenging Hughes' and its Subsidiaries' ownership of any of the Material Owned Trade Secrets;

         (ii) to the Knowledge of the Seller, there has been no disclosure by Hughes or any of its Subsidiaries of material confidential information or other Owned Trade Secrets to any other Person, except in the ordinary course of business and subject to restrictions that are reasonable, appropriate and practicable in the circumstances and that, to the Knowledge of the Seller, have been complied with in all material respects; and

         (iii) to the Knowledge of the Seller, no other Person has misappropriated any of the Owned Trade Secrets so as to materially affect the Satellite Business.

          (f)  Software.  Schedule 5.14(f) sets forth a complete and accurate
               --------
list of (i) all Software that, to the Knowledge of the Seller, is owned exclusively by Hughes and its Subsidiaries and otherwise is material to the operation of the Satellite Business (collectively, the "Owned Software"), and
(ii) all Software that is used by Hughes or any of its Subsidiaries in the Satellite Business that is not exclusively owned by Seller (collectively, the "Licensed Software"), excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than One Hundred Thousand Dollars ($100,000) (collectively, "COTS Software"). Except as may be set forth on Schedule 5.14(f):

          (i) Hughes and its Subsidiaries are the owners of all right, title and interest in and to all Owned Software, including without limitation all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all Liens (other than Permitted Exceptions), and Hughes and its Subsidiaries have not received any written notice or claim challenging Hughes' and its Subsidiaries' ownership of any of the Material Owned Software or any Intellectual Property Rights relating thereto, or asserting that any other Person has any material claim of ownership with respect thereto;

         (ii) of Hughes or its Subsidiaries has granted to any Person any right, license or permission to distribute any Material Owned Software used in the Satellite Business in connection with the sale to third parties of satellites, satellite subsystems or components thereof in competition with the Satellite Business, including under any of its Copyrights, Trade Secrets or other Intellectual Property Rights therein, excluding any licenses granted in the ordinary course of business (x) to customers involving customer-funded development of such satellites, satellite subsystems or components, or (y) to vendors under contracts involving improvements to vendor-supplied technology or products;

         (iii) Hughes and its Subsidiaries have treated the source code of the Owned Software, and the data associated therewith, as confidential and proprietary business information, and have taken reasonable steps to protect the same as trade secrets of Hughes and its Subsidiaries including through appropriate confidentiality undertakings in any licenses of source code granted to customers of the Satellite Business that are reasonable, appropriate and practicable in the circumstances.

          (g)   Agreements in Respect of Licensed Technology.  Schedule 5.14(g)
                --------------------------------------------
contains a complete and accurate list of all agreements pertaining to any material technology (other than Software) used or practiced by Hughes and its Subsidiaries in the Satellite Business as to which a Person other than Hughes and its Subsidiaries owns any Intellectual Property Rights (together with the agreements pertaining to Licensed

Software other than COTS Software, the "Licensed Technology Agreements").
Schedule 5.14(g) sets forth a complete and accurate list of all material payment obligations of Hughes or any of its Subsidiaries in the Satellite Business under any Licensed Technology Agreements. To the Seller's Knowledge, except as may be set forth in Schedule 5.14(g):

          (i) all Licensed Technology Agreements are, and until the Closing Date will remain (to the extent the technology licensed under the particular Licensed Technology Agreement continues to be used in the Satellite Business until the Closing Date), in full force and effect, and Hughes or its Subsidiary that is party thereto is not in material breach thereof;

         (ii) there are no written notices of any disputes or disagreements with respect to any Licensed Technology Agreement; and

         (iii) the rights licensed under each Material Licensed Technology Agreement shall be exercisable by the Company or any of its Subsidiaries after the Closing Date to the same extent as exercisable by Hughes or its Subsidiaries prior to the Closing Date (subject to any applicable Consent requirement).

         (h)   Infringement.  Except as may be set forth in Schedule 5.14(h),
               ------------
neither Hughes nor any of its Subsidiaries is, nor has Hughes and its Subsidiaries been during the two (2)-year period prior to the date hereof, a party to any action or proceeding, nor is any material action or proceeding threatened in writing, that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation, by any Person against Hughes or any of its Subsidiaries of any material Intellectual Property Right used or exploited by Hughes or any of its Subsidiaries in the conduct of the Satellite Business. Except as may be set forth in Schedule 5.14(h), to the Knowledge of Seller, the use, practice or other commercial exploitation of (a) any Owned Marks, Owned Patents, Owned Copyrights, Owned Trade Secrets and Intellectual Property Rights licensed under Licensed Technology Agreements or
(b) any of the products or technologies used, made, marketed, sold or licensed by the Company or any of its Subsidiaries in the Satellite Business as presently conducted do not materially infringe upon, violate, or result in a misappropriation of, any patent, copyright, trade secret or other Intellectual Property Right of any Person, nor, to the Seller's Knowledge, is any of the foregoing subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Hughes or its Subsidiaries, except as would not materially affect the Satellite Business. Except as may be set forth in Schedule 5.14(h), Hughes and its Subsidiaries have the right to bring actions against any Person that is infringing any Owned Marks, Owned Patents, Owned Copyrights or Owned Trade Secrets and to retain for themselves any damages recovered in any such action.

         (i)   Employee Confidentiality Agreements.  Except as set forth in
               ------------------------------------
Schedule 5.14(i), to the Knowledge of the Seller:

         (i) all current and former employees and consultants of Hughes and its Subsidiaries whose duties or responsibilities relate to the Satellite Business have entered into confidentiality and invention assignment agreements with Hughes and its Subsidiaries in substantially the form provided to the Purchaser with exceptions that are not material;

         (ii) no such employee or consultant of Hughes or its Subsidiaries is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with the use of his or her best efforts to carry out his or her duties for Hughes and its Subsidiaries, which restriction, individually or together with any and all other such restrictions, is material to the Satellite Business; and

         (iii) the carrying on of the Satellite Business by such employees and contractors of Hughes and its Subsidiaries and the conduct of the Satellite Business as presently proposed, will not, to the Seller's Knowledge, result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract or agreement under which any of such employees or consultants are obligated, which breach or default, individually or together with any and all other such breaches or defaults, is material to the Satellite Business.

          (j)  Disabling Code and Contaminants. Hughes and its Subsidiaries have
               -------------------------------
taken reasonable steps and implemented reasonable procedures to ensure that (i) systems and components made or manufactured by Hughes and its Subsidiaries for use in the Satellite Business and in which Software is embedded or incorporated are free of any disabling codes or instructions (a "Disabling Code"), and any
                                                    --------------
virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or
 -----------
disable any Systems (as defined below) or that may result in damage thereto and
(ii) its internal computer systems (consisting of hardware, software, databases or embedded control systems, "Systems") are free from Disabling Codes and
                              -------
Contaminants. Except as may be set forth on Schedule 5.14(j), the Seller has in place appropriate disaster recovery plans, procedures and facilities and has taken reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

          5.15  Material Contracts.  (a) Schedule 5.15(a) sets forth all of the
                ------------------
following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts") other than classified government contracts:

         (i) Contracts with the Seller, any Subsidiary of the Seller, or any current or former officer or director of the Seller or any of its Subsidiaries;

         (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

         (iii) any Contracts featuring incentive payments reasonably expected to extend for a period more than one year beyond the Closing Date and (A) pursuant to which the Company or any of its Subsidiaries is required to purchase or sell a stated portion of its requirements or output from or to another party and (B) involving a future annual payment in excess of $1,000,000 (other than any Contracts entered into from and after the date hereof in the ordinary course of business);

         (iv) Contracts for the pending sale of any of the material Assets of the Company or any of its Subsidiaries other than in the ordinary course of business or Contracts for the grant to any Person of any preferential rights to purchase any of its Assets;

         (v)    any joint venture or teaming agreements;

         (vi) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area, or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area;

         (vii) Contracts relating to the proposed acquisition by the Company or any of its Subsidiaries of any operating business or the Capital Stock of any other Person with a value in excess of $1,000,000 (other than purchases of inventory in the ordinary course of business);

         (viii) Contracts relating to the borrowing of money;

         (ix) Contracts with the Company's ten largest customers (as measured by the dollar amount of purchases thereby in 1998);

         (x) Contracts with the Company's ten largest suppliers (as measured by the dollar amount of purchases therefrom in 1998);

         (xi) any Contract relating to capital expenditures not contemplated by the capital expenditures budget of the Company and its Subsidiaries, copies of which have been provided to the Purchaser, and involving future payments which, together with future payments under all other Contracts relating to the same capital project, exceed $25,000,000;

         (xii) a power of attorney (other than powers of attorneys given in the ordinary course of the Satellite Business);

         (xiii) other than any progress payment Liens arising from progress payments made by the United States Government or any agency thereof or any other Governmental Body on United States Contracts, any mortgage, pledge, security agreement, deed of trust or other document granting a material Lien (including material Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

         (xiv) any multiple launch Contract relating to the provision of launch services, other than any such Contract with the Purchaser or its Affiliates;

         (xv) any financial obligation or guarantee issued by Hughes or its Subsidiaries relating to contractual obligations being performed or to be performed by the Company or its Subsidiaries;

         (xvi)  the ten largest Contracts between the Company and each of its
     (A) foreign sales consultants and (B) domestic consultants; or

         (xvii) any other Contracts, other than Leases, which involve the expenditure of more than $10,000,000 annually.

          (b) Except as set forth on Schedule 5.15(b) and, excluding, for purposes of this Section 5.15(b), joint venture and teaming agreements not, individually or in the aggregate, material to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole:

         (i) Neither the Company nor any of its Subsidiaries has received written notice of any material performance deficiencies, schedule delinquencies or warranty claims with respect to the Company's performance of a Material Contract;

         (ii) Neither the Company nor any of its Subsidiaries has received written notice of the intent of a customer to a Material Contract to terminate, cancel, repudiate, or otherwise materially reduce the scope of performance or compensation originally specified by such Contract, or demand liquidated damages, price reductions or rebates in amounts that are material, or deny material performance incentives, or impose any other form of material penalty;

         (iii) To the Seller's Knowledge, there is no material defect, discrepancy, non-conformance or deficiency in material equipment, supplies or services that are the subject of a Material Contract, that became known only after delivery to the customer; and

         (iv) Except as set forth in the Material Contracts or as previously disclosed in writing to the Purchaser, none of the Seller, the Company nor any of the Company's Subsidiaries have made any form of written undertaking, promise or financial guarantee with respect to the date of completion of manufacturing or of delivery of satellites, receipt of necessary export permits, date of preliminary or final acceptance, commencement date of services provided by satellites, date of launch services for satellite, on-orbit performance of satellites, or operable life or effectiveness of satellites.

          (c) Except for the launch service agreements listed on Schedule 5.29 and for classified government contracts, there have been made available to the Purchaser true, correct and complete copies of all of the Material Contracts. Except as set forth on Schedule 5.15(b), each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Seller's Knowledge, of any third party thereto. Except as set forth on Schedule 5.15(b), neither the Company nor any of its Subsidiaries nor, to the Seller's Knowledge, any other party thereto, is in default in any material respect under any Material Contracts.

          5.16 Employee Benefits.
               -----------------

          (a) Schedule 5.16(a) sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance pay, vacation pay, company awards, salary continuation, sick leave, excess benefit, supplemental retirement, deferred compensation, bonus or other incentive compensation, stock purchase, life insurance and scholarship plans, programs or policies to which the Company or any of its Subsidiaries contributes or is obligated to contribute thereunder with respect to employees of the Company (the "Employee Benefit Plans").

          (b)  Each of the Employee Benefit Plans intended to qualify under
Section 401 of the Code (the "Qualified Plans") so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under
Section 501 of the Code, and, except as disclosed on Schedule 5.16(b), nothing has occurred with respect to the operation of any such plan which would be reasonably likely to cause the loss of such qualification or exemption.

          (c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan which is a defined benefit plan or money purchase plan have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans.

          (d) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation in the event it terminated each such plan do not exceed the fair market value of the Assets of each such plan. The Liabilities of each Employee Benefit Plan subject to Title IV of

ERISA that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

          (e) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered or made available to the Purchaser: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent financial statements and actuarial valuations; (iv) the most recent Internal Revenue Service determination letter; and (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

          (f) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the Assets of any such plans or the Company, or the plan administrator of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims) which would have a Material Adverse Effect and, except as disclosed on Schedule 5.16(f), to the Seller's Knowledge, there are no facts or circumstances which could reasonably be expected to form the basis for any such Legal Proceeding.

          (g) Except as set forth on Schedule 5.16(g), each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law except for such non-compliance which would not have a Material Adverse Effect. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.16(g).

          (h) Except as disclosed on Schedule 5.16(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due to any employee of Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any material compensation or employee benefits.

          (i) No employee benefit plan maintained by any company affiliated with the Company pursuant to Code Section 414 of the Code that is not an Employee Benefit Plan can reasonably be expected to cause the imposition of any Liability on the Company pursuant to Title IV of ERISA or Section 4980B of the Code.

          (j) No "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Benefit Plan which would reasonably be expected to result in any Liability under Title IV of ERISA.

          5.17 Labor.
               -----

          (a) Except as set forth on Schedule 5.17(a), neither the Company nor any of its Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries. Except as set forth on Schedule 5.17, since January 1, 1997, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition, and there have been no representation proceedings or petitions seeking a representation proceeding or, to the Knowledge of the Seller, is any such proceeding or petition threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.

          (b) Except as set forth on Schedule 5.17(b), neither the Company nor any of its Subsidiaries has received any written notice of any, and to the Seller's Knowledge there is no pending or threatened material labor or employment dispute, grievance or claim, or action with respect to claims of or obligations to, any employees of the Company or any of its Subsidiaries which is disputed or contested by the Company or any of its Subsidiaries.

          5.18 Litigation. Except as set forth on Schedule 5.18, there is no
               ----------
Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries, or to which the Seller or the Company or any of the Company's Subsidiaries is otherwise a party, before any Governmental Body which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. To the Seller's Knowledge, except as otherwise disclosed herein or in any schedule to this Agreement, there are no facts or circumstances as of the date hereof that are reasonably likely to result in a Legal Proceeding which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Body except to the extent the same would not individually or in the aggregate have a Material Adverse Effect.

          5.19 Compliance With Laws.  Except as set forth on Schedule 5.19:
               --------------------

          (a) The Company and each of its Subsidiaries are in material compliance with all material Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries. The Company and each of its Subsidiaries have all material Permits from Governmental Bodies which are required for the Company and each of its Subsidiaries to operate its business in all material respects.

          (b) None of the Seller, the Company nor any of the Company's Subsidiaries has received any written notice as of the date hereof of any administrative, civil or criminal investigation or audit by any Governmental Body relating to the Satellite Business (including any qui tam action brought
                                                       -------
under the Civil False Claims Act alleging any material irregularity, misstatement or omission arising under or relating to any Contract) which have not been resolved.

          (c) To the Seller's Knowledge, each of the Seller, the Company and the Company's Subsidiaries is in compliance in all material respects with all United States and all foreign export control Laws. The Company has all necessary authority under the export control Laws to conduct the Satellite Business as presently conducted in all material respects including (i) necessary licenses for any export transactions pending as of the date hereof, (ii) necessary licenses and clearances for the disclosure of information to foreign persons and
(iii) necessary registrations with United States Governmental Bodies with authority to implement applicable export control Laws. None of the Seller, in relation to the Satellite Business, the Company or the Company's Subsidiaries have participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

          (d) As of the date hereof, (i) no suspension or debarment or equivalent proceeding action has been commenced against the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries have received notice thereof, and (ii) to the Seller's Knowledge, there are no facts or circumstances which would reasonably be likely to result in a suspension or debarment proceeding. Neither the Seller, in respect of the Satellite Business, nor the Company or any its Subsidiaries, have made as of the date hereof, a voluntary disclosure initiative to any agency of the United States Government that, as of the date hereof, remains unresolved.

          (e) To the Seller's Knowledge, the Company and each of its Subsidiaries have complied in all material respects with all applicable federal procurement laws and regulations, including the Truth in Negotiations Act, the Procurement Integrity Act, the Cost Accounting Standards and the Foreign Corrupt Practices Act.

          (f) To the Seller's Knowledge, the Company has complied in all material respects with facilities and personnel security clearance requirements of the United States, including those set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M).

          (g) To the Seller's Knowledge, the Company has complied in all material respects with all of its obligations under applicable United States Contracts relating to any government furnished property or similar property or equipment owned by the United States.

          5.20 Environmental Matters.  Except as set forth on Schedule 5.20 and
               ---------------------
except for facts, circumstances or conditions that would not have, individually or in the aggregate, a Material Adverse Effect:

          (a) the Company and each of its Subsidiaries has obtained, currently maintains and, to the Knowledge of the Seller, at all times has maintained all Permits required under all applicable Environmental Laws which are material to the operation of its business;

          (b) the Company and each of its Subsidiaries are presently, and to the Knowledge of the Seller have at all times been, in material compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

          (c) neither the Company nor any of its Subsidiaries is subject to any pending, notice, letter, claim, or request for information asserting the possibility of the violation of or Liability under any Environmental Law or, to the Seller's Knowledge, threats thereof, and there are no proceedings, actions, orders, decrees, injunctions, or other claims pending, or to the Knowledge of the Seller, threatened, relating to or otherwise alleging liability under any Environmental Law;

          (d) to the Knowledge of the Seller, there are no pending investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries which could reasonably be expected to result in the imposition against the Company of any Liability pursuant to Environmental Law;

          (e) the Seller has made available to the Purchaser all material environmental audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries and that are in the Seller's possession, custody or control;

          (f) to the Knowledge of the Seller, there have been no releases of Hazardous Substances to the soil or groundwater of any properties presently or formerly owned or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring Liability under any Environmental Law;

          (g) to the Knowledge of the Seller, the Company and each of its Subsidiaries have sent Hazardous Substances for storage, recycling, treatment and/or disposal to offsite locations indicated on Schedule 5.20(g);

          (h) except as permitted by applicable Permits and Environmental Laws, to the Knowledge of the Seller, neither the Seller nor any of its Subsidiaries have knowingly exposed any employee or third party to any Hazardous Substance that could reasonably be expected to subject the Company or any of its Subsidiaries to Liability under any Environmental Law, which Liability is not or would not be covered by any insurance available to the Company or its Subsidiaries, including workers' compensation and applicable general liability insurance;

          (i) to the Knowledge of the Seller, none of the currently owned, leased or operated properties of the Company or any of its Subsidiaries, presently contain asbestos-containing material, polychlorinated biphenyls, underground or above-ground storage tanks used for storage of Hazardous Substances;

          (j) to the Knowledge of the Seller, there have been no underground storage tanks on currently owned or previously owned, leased or operated properties of the Company or any of its Subsidiaries which have created material Liability on the part of the Company or its Subsidiaries;

          (k) neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any Liability of any other person under any Environmental Law, including any obligation for corrective or remedial action;

          (l) the Company and its Subsidiaries are not required as of the date hereof to make any capital expenditures in excess of $500,000 to achieve or maintain compliance with current Environmental Laws and to the Knowledge of the Seller, no Governmental Body has proposed any Environmental Laws as of the date hereof that would reasonably be expected to result in the Company or its Subsidiaries having to make such capital expenditures;

          (m) to the Knowledge of the Seller, the list of solid waste management units ("SWMUs") and areas of environmental concern ("AECs") and the associated attribution to Defense or the Seller as having created, operated or used those SWMUs and AECs contained in the Environmental Assessment Report for the Building S25 complex and prepared by Environ, dated August 12, 1997, is correct. To the Knowledge of the Seller, the Company and its Subsidiaries have not taken any action or failed to take any action or are not otherwise under any disability that would prevent the Master Separation Agreement, dated as of December 16, 1997, by and among GM, Hughes, Delco Electronics Corporation and Defense (the "MSA") and the Environmental Matters Agreement, dated as of December 17, 1997, by and among GM, Hughes, Delco Electronics Corporation and Defense (the "EMA") from being enforced; and

          (n) in the event that the Company or its Subsidiaries incurs any environmental Loss at a Company Property or elsewhere which the Purchaser can reasonably demonstrate that Hughes has a right to bring a claim for indemnification of such loss under the MSA and the EMA, Hughes agrees to use its commercially reasonable efforts to assign its rights thereunder to the Purchaser to bring such claim or, if Hughes is unable to assign such rights, Hughes agrees to bring such claim on behalf of the Purchaser using counsel selected and directed by the Purchaser and acceptable to Hughes, which approval Hughes shall not unreasonably withhold. If Hughes pursues such claim on the Purchaser's behalf or otherwise assigns such claim to the Purchaser, the Purchaser will be responsible for all costs and expenses related thereto and will indemnify and hold harmless Hughes and its Affiliates from and against any and all Losses that Hughes or its Affiliates incur in connection therewith.

          5.21 Insurance.  (a)  Schedule 5.21(a) sets forth, as of the date
               ---------
hereof, a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its Subsidiaries or any of their respective employees, properties or Assets, including policies of life, disability, fire, theft, workers' compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and the Seller shall use its commercially reasonable efforts to ensure that such policies continue in full force and effect through the Closing Date. The Seller shall use its commercially reasonable efforts to ensure that through the Closing Date no action will be taken to modify such policies in any way which would adversely affect coverage for liabilities assumed by the Purchaser.

          (b) Schedule 5.21(b) sets forth, as of the date hereof, a complete and accurate list of all current policies of insurance of any kind or nature covering the Company, the Company's Subsidiaries or customers of the Company (where the Company has acted to procure such policy for the benefit of a Subsidiary or other customer), against any risks (including liability to third persons) uniquely associated with, or arising from, the launch, preparation for launch, delivery to orbit, or on-orbit operation, or on-orbit failure, of satellites. For purposes of this Section 5.21, such policies are referred to collectively as "Launch and Space Insurance Policies." To the Seller's Knowledge, all such Launch and Space Insurance Policies are in full force and effect.

          (c) Schedule 5.21(c) sets forth, as of the date hereof, all claims made by the Company under any Launch and Space Insurance Policy which are pending and unresolved and all claims that are pending and unresolved, as of the date hereof that have been made or threatened in writing by or on behalf of any insurer against it, for refund, credit, reimbursement, offset, repayment, or other form of compensation, in respect to risks or Liabilities as are or were covered by Launch and Space Insurance Policies or subjects of claims made under such policies.

          5.22 Inventories; Receivables; Payables.
               ----------------------------------

          (a) The inventories of the Company and its Subsidiaries are in good and marketable condition, and are of a quality and quantity saleable in the ordinary course of business at normal profit margins, except to the extent reserves therefor have been established in the Interim Statement of Assets and Liabilities or that will be established in the Closing Statement of Assets and Liabilities. Adequate reserves have been reflected in the Interim Statement of Assets and Liabilities for obsolete, defective or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with the accounting practices detailed on Schedule 5.8(b).

          (b) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Company and its Subsidiaries reflected on the Interim Statement of Assets and Liabilities are good and, to the Seller's Knowledge, collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with the accounting practices detailed on Schedule 5.8(b). All accounts receivable arising after the Interim Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with the accounting practices detailed on
Schedule 5.8(b).

          (c) All accounts payable of the Company and its Subsidiaries reflected in the Interim Statement of Assets and Liabilities or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

          5.23 Intercompany Indebtedness.  Except as set forth on Schedule 5.23
               -------------------------
and except with respect to obligations under satellite-related contracts between Hughes and its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, none of Hughes or any of its Affiliates (other than the Company or its Subsidiaries) has outstanding any borrowed moneys from or outstanding indebtedness or other similar obligations to the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has outstanding any borrowed moneys from or outstanding indebtedness or other similar obligations to Hughes or any of its Subsidiaries.

          5.24 United States Contracts.  Except as set forth on Schedule 5.24,
               -----------------------

          (a) To the Seller's Knowledge, no suspension or debarment action has been commenced against the Company.

          (b) The Company has not, with respect to any United States Contract, received a final decision of a contracting officer asserting any material claim or material equitable adjustment against the Company by any agency of the United States Government.

          (c) The Company has not, with respect to any material United States Contract, received any written notice of the intention of any party to terminate the Contract, whether as a termination for convenience or for default, nor any cure notice or "show cause" order advising the Company that it was in default, or would, if it failed to take remedial action, be in default under such Contract.

          (d) The Company has not, with respect to any material United States Contract, asserted any claim or request for equitable adjustment requesting money, interpretation of Contract terms, or other relief.

          (e) To the Seller's Knowledge, the Company has fully complied in all material respects with the Truth in Negotiations Act (10 U.S.C. (S)2306a, 41 U.S.C.

(S)254(d)) and submitted where required cost or pricing data that was accurate, complete and current.

          (f) To the Seller's Knowledge, the Company has fully complied in all material respects with all of its obligations under applicable United States Contracts relating to any government furnished property or similar property or equipment owned by the United States.

          (g) To the Seller's Knowledge, the Company has complied in all material respects with all United States Cost Accounting Standards and has accounted for all United States Contracts in accordance with disclosure statements approved by the United States Government, and has not received written notice from the Defense Contract Management Command of any intent to suspend, disapprove or disallow any material costs.

          5.25 Banks.  Schedule 5.25 contains a complete and correct list of the
               -----
names and locations of all banks in which the Company or any of its Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

          5.26 Clearances.  Except to the extent prohibited by the National
               ----------
Industrial Security Program Operating Manual, Schedule 5.26 hereto sets forth all facility security clearances held by the Company or any of its Subsidiaries and the number of personnel holding security clearances at each such facility.

          5.27 Year 2000 Issues.
               ----------------

          Except as disclosed in Schedule 5.27 and except for matters which would not reasonably be likely to result in a Material Adverse Effect, all date-related output, calculations or results before, during or after the calendar year 2000 that are produced or used by any material hardware, software, firmware or facilities systems relating to the Satellite Business ("Computer Systems") owned or, to the Seller's Knowledge, used by the Seller are Year 2000 Compliant. For purposes of this section, "Year 2000 Compliant" means:

          (a) all dates receivable by the Computer Systems, as well as calculations, output and results will (i) include a consistent-length century indicator of at least two base ten digits, and (ii) have date elements in interfaces and data storage that will permit specifying the century to eliminate date ambiguity;

          (b) when any date data is represented without a century, either in an interface or in data storage, the correct century will be unambiguous for all manipulations involving that data;

          (c) data calculations involving either a single century or multiple centuries will neither (i) cause an abnormal ending or operation nor (ii) generate incorrect results or results inconsistent with output or results from any other century;

          (d) when sorting by date, all records will be sorted in accurate chronological sequence, and when the date is used as a key, records will be read and written in accurate chronological sequence; and

          (e) leap years will be determined by the following standard: (i) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (ii) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

          5.28 Financial Advisors.  Except as set forth on Schedule 5.28, no
               ------------------
Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

          5.29 Launch Service Agreements.  Schedule 5.29 contains a list of all
               -------------------------
existing launch services agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound, other than any such agreements with the Purchaser or its Affiliates, that permit the Company or any of its Subsidiaries to terminate the launch services provided therein without cause, and describes the penalties for the termination of such launch services agreements.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to Hughes and the Seller that:

          6.1  Organization and Good Standing.  The Purchaser is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware.

          6.2  Authorization of Agreement.  The Purchaser has all requisite
               --------------------------
corporate power, authority and legal capacity to execute and deliver this Agreement, the Definitive Agreements to which it is a party and each other agreement, document, instrument or certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (such other agreements, documents, instruments or certificates, together with this Agreement and such Definitive Agreements are collectively referred to herein as the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been, and each of the other Purchaser Documents will be at or prior to Closing, and the performance of the Purchaser's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors and no stockholder approval or other corporate proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been, and each of the other Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3  Conflicts; Consents of Third Parties.
               ------------------------------------

          (a) Except as set forth on Schedule 6.3(a) hereto, neither of the execution and delivery by the Purchaser of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will
(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or entitle any other party thereto to terminate, or accelerate or assert additional material rights under, any Contract to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) conflict with or violate any Law of any Governmental Body by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults as would not have, individually or in the aggregate, a material adverse effect on the business, properties, results of operations or conditions (financial or otherwise) of the Purchaser and its Subsidiaries taken as a whole.

          (b) Except for the novation of any United States Contract, filings as may be required under the HSR Act and except as otherwise set forth on Schedule 6.3(b), no Consent of any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the other Purchaser Documents, or the compliance by the Purchaser with any of the provisions hereof or thereof.

          6.4  Litigation.  There are no Legal Proceedings pending or, to the
               ----------
knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain or delay the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

          6.5  Investment Intention.  The Purchaser is acquiring the Shares for
               --------------------
its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          6.6  Financial Capability.  The Purchaser will have on the Closing
               --------------------
Date sufficient funds to purchase the Shares and to consummate the transactions contemplated by this Agreement.

          6.7  Financial Advisors.  Except as set forth on Schedule 6.7, no
               ------------------
Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                  ARTICLE VII

                                   COVENANTS

          7.1  Access to Information.
               ---------------------

          (a) Without limiting its obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and representatives may disclose such Confidential Information to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or description of, any such Confidential Information. The Seller agrees that from and after the date hereof to the Closing Date, it shall maintain any policies and procedures regarding the sharing by the Company's employees of confidential pricing information relating to launch services and the manufacture of satellites with Affiliates of the Company which purchase satellites or launch services from the Company.

          (b) Each of the parties hereto shall maintain, and shall cause their respective Subsidiaries to maintain, policies and procedures, and develop such further reasonable policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 7.1.

          (c) If any of the parties to this Agreement or any of their respective Affiliates or representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts consistent with such disclosing party's legal requirements to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 7.1. All expenses incurred by the disclosing party in seeking a protective order or other remedy shall reasonably be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 7.1, the disclosing party or its Affiliate or representative, as applicable, shall (i) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose consistent with such disclosing party's legal requirements, (ii) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (iii) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

          (d) The Seller agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries, and such examination of the books, records and financial condition of the Company and its Subsidiaries, as it reasonably requests and to make extracts and copies of such books and records. Any Confidential Information provided pursuant to this Section 7.1(d) shall be kept confidential by the Purchaser and shall be subject to the terms of the Confidentiality Agreement. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances after appropriate advance notice to the Seller, and the Seller shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein.

          7.2  Conduct of the Business Pending the Closing.
               -------------------------------------------

          (a) Except as otherwise expressly contemplated by this Agreement or with the prior written Consent of the Purchaser, from and after the date hereof to the Closing Date, the Seller shall cause the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries and the Satellite Business in the ordinary course of business and use commercially reasonable efforts to preserve the present business operations, organization (including management and the sales force) and goodwill of the Company and its Subsidiaries, and the Company will use commercially reasonable efforts to keep available the services of key employees and to preserve the relationships with key customers, suppliers and others having material business dealings with the Company and its Subsidiaries. Moreover, the Seller shall confer at such times as the Purchaser may reasonably request with one or more representatives of the Purchaser to report material operational matters and the general status of ongoing operations (to the extent the Purchaser reasonably requires such information) and shall notify the Purchaser of any material emergency or other material change in the normal course of the Company's or its Subsidiaries' respective businesses or in the operation of the Company's or its Subsidiaries' respective properties and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 7.2, from and after the date hereof to the Closing Date, the Seller shall not cause the Company and its Subsidiaries to:

          (i) other than in the ordinary course of business, declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company or any of its Subsidiaries or repurchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or any of its Subsidiaries;

          (ii) transfer, issue, sell or dispose of any Capital Stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock of the Company or any of its Subsidiaries (other than option grants in the ordinary course of business consistent with past practice);

          (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

          (iv) propose to amend or amend the certificate of incorporation or by-laws of the Company or any of its Subsidiaries;

          (v) except in the ordinary course of business (as to employees other than officers of the Company or its Subsidiaries), or as required to comply with applicable Law as set forth in the Employee Matters Agreement attached hereto as Exhibit E (A) materially increase the annual level of compensation of any employee of the Company or any of its Subsidiaries, (B) enter into any new Employee Benefit Plan or amend any Employee Benefit Plan, (C) grant any bonus to any employee, director or consultant or (D) enter into any employment, deferred compensation, severance, retention, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party;

          (vi) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any Liability (contingent or otherwise) of any other Person (except with respect to performance and financial guarantees, letters of credit or similar credit enhancement rendered by the Company on behalf of its Subsidiaries and except as provided in Section 7.2(a)(xi));

          (vii) subject to any Lien (except for Permitted Exceptions and Leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the material assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than any Lien on work-in-progress assets under any customer finance facility of the Company or any of its Subsidiaries);

          (viii) acquire any material assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material assets (except, in each case, for fair consideration in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations) of the Company and its Subsidiaries;

          (ix) enter into any commitment for capital expenditures of the Company and any of its Subsidiaries not contemplated by the capital expenditure budget of the Company and its Subsidiaries heretofore provided to the Purchaser in excess of $5,000,000;

          (x) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to the Company or any of its Subsidiaries, except in the ordinary course of business;

          (xi) permit the Company or any of its Subsidiaries to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business (which shall not be deemed to prohibit customary equity investments not exceeding $5 million in the aggregate in customers of the Company or any of its Subsidiaries relating to bidding activities and guarantees entered into in the ordinary course of business);

          (xii) permit the Company or any of its Subsidiaries to authorize, propose, enter into or agree to enter into any merger, consolidation or business combination with any Person or any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (xiii) commence any litigation or proceeding with respect to any material Tax liability of the Company and its Subsidiaries or settle or compromise any such material Tax liability, in each case, other than Income Tax liabilities, without the Purchaser's consent (which consent shall not be unreasonably withheld);

          (xiv) change any of its accounting principles, policies, practices or procedures unless required by GAAP;

          (xv) prepare or file any Tax Return of the Company and its Subsidiaries inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, without the Purchaser's consent (which consent shall not be unreasonably withheld), in each case (x) other than with respect to Income Tax Returns, (y) only if and to the extent that any such inconsistent preparation or filing or inconsistent position, election or method would have a material and adverse impact on the Tax liabilities (other than Income Tax liabilities) of the Company and its Subsidiaries for a Post-Closing Taxable Period and (z) except to the extent required by Law;

          (xvi) make or rescind any express or deemed material election relating to Taxes of the Company and its Subsidiaries without the Purchaser's consent (which consent shall not be unreasonably withheld), other than any such election (x) which relates to an Income Tax liability,
     (y) which, if made or rescinded, would have a material and adverse impact on the Tax liabilities (other than Income Tax liabilities) of the Company and its Subsidiaries for a Post-Closing Taxable Period or (z) the making or recission of which is required by Law;

          (xvii) enter into or amend in any material respect any Contract with an Affiliate (other than a Subsidiary) of the Company (except as otherwise contemplated herein); or

          (xviii) agree in writing or otherwise to do anything prohibited by this Section 7.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the other Seller Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

          7.3  Consents.  Except as contemplated in Section 7.4, the Purchaser
               --------
and the Seller shall each use its commercially reasonable efforts to obtain all Consents required to consummate the transactions contemplated by this Agreement, including the Consents referred to in Section 5.6(b) hereof; provided, however,
                                                             --------  -------
that neither the Purchaser nor the Seller shall be obligated to pay any consideration therefor to any Person from whom Consent is requested. In addition to the foregoing, the Seller shall use commercially reasonable efforts to obtain from the landlords under the Leases estoppel certificates from such landlords in form and substance reasonably satisfactory to the Purchaser.

          7.4  Filings with Governmental Bodies.  As promptly as practicable
               --------------------------------
after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act, the laws of the European Union and any other Governmental Bodies and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information. Without limiting the generality of the foregoing, each party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Body in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Body with respect to any such inquiry or request. In addition, each party will keep the other apprised of the status of any such inquiry or request. In furtherance of the foregoing, the Purchaser agrees to use its best efforts to take all necessary and proper steps (including any reasonable divestitures) as may be required for securing the termination of any applicable waiting period under the HSR Act or other antitrust Laws in order to permit the consummation of the transactions contemplated hereby prior to the date specified in Section 4.3(a) except to the extent such steps are reasonably likely to materially and adversely affect (x) the reasonably foreseeable benefits to the Purchaser of the transactions contemplated hereby or (y) the existing material business operations of the Purchaser and its Subsidiaries. Each party also agrees to take any action reasonably necessary to vigorously defend, litigate, mitigate and rescind the effect of any litigation or administrative proceeding brought by the Federal Trade Commission or the United States Department of Justice adversely affecting this transaction, including appealing promptly any adverse court of administrative order or injunction or effecting divestitures under the circumstances contemplated above.

          7.5  Insurance.
               ---------

          (a) From and after the Closing Date, the Company shall be responsible for obtaining and maintaining its own insurance program for operations associated with the Satellite Business. Notwithstanding the foregoing, (i) Hughes, upon the request of the Company, shall use its commercially reasonable efforts to assist the Company in the transition to its own separate insurance coverage from and after the Closing Date, and shall provide the Company with any information that is in the possession of Hughes, which is reasonably available and necessary to either obtain such insurance coverage or to assist the Company in preventing gaps in its insurance coverage; (ii) Hughes, upon the Company's request, shall cooperate with and use its commercially reasonable efforts to assist the Company in the assertion, perfection and collection of any proceeds to which it, or any of its Subsidiaries, may be entitled under any insurance policy in effect prior to the Closing Date, including causing the Company and the Purchaser to be named as additional insureds on all policies identified on Schedules 5.21(a) and (b) in order that the Company may directly assert claims under and collect proceeds of any insurance policy in effect prior to the Closing Date; (iii) the Seller shall provide the Purchaser and the Company complete and unlimited access to insurance policies listed on Schedules 5.21(a) and (b) to the extent such insurance policies apply to liabilities which occurred prior to the Closing Date; (iv) Hughes shall not intentionally take any affirmative action that would jeopardize or otherwise interfere with the Company's ability to collect any proceeds payable pursuant to any insurance policy in effect prior to the Closing Date and

(v) the Seller agrees to use commercially reasonable efforts to assist the Purchaser in asserting, defending or perfecting claims with insurers where such claims relate to the events, acts or omissions of the Company which occurred prior to or on the Closing Date. The Purchaser acknowledges and agrees that with respect to any Liabilities relating to the Satellite Business that are covered by insurance, whether or not such Liabilities arose out of events, acts or omissions which occurred prior to the Closing Date, the Company shall have responsibility for all claims arising thereunder.

          (b) The Company or its Subsidiaries shall provide Hughes and its Subsidiaries with insurance underwriting assistance (including obtaining or maintaining insurance coverage, responding to inquiries from insurance underwriters and obtaining any consents or approvals required to provide such insurance underwriting assistance) in connection with any launch, on-orbit or similar services provided or approved by Hughes and its Subsidiaries for satellites manufactured by the Company or any of its Subsidiaries. Subject to the terms of the transition services agreement to be entered into as a Definitive Agreement on the Closing Date, such assistance shall be consistent with that which would be provided to other customers for satellites manufactured by the Company or any of its Subsidiaries.

          (c) Hughes shall use commercially reasonable efforts to deliver to the Purchaser prior to the Closing Date, and to the extent they are available, complete, true and accurate copies of all policies listed on Schedule 5.21(a), and Schedule 5.21(b) where the Company is the named insured.

          7.6  Novations and Other Transfers.
               -----------------------------

          (a) As promptly as practicable after the execution of this Agreement, the Purchaser and the Seller shall apply for any novations (the "Novations") that may be required with respect to the United States Contracts applicable to the Satellite Business. The Purchaser and the Seller shall act diligently and reasonably, and shall cooperate with each other, to secure the Novations, if required, and shall cooperate so that the Purchaser receives the benefit of such United States Contracts pending the receipt of such Novations. With respect to such United States Contracts in the name of Hughes Aircraft Company and related entities that were part of Hughes' former defense business, Purchaser shall execute any necessary Novations directly with the United States Government and Raytheon Company.

          (b) Each party shall exercise its commercially reasonable efforts to effectuate a transfer of the Permits listed on Schedule 5.6(b). In furtherance of the foregoing, each party shall prepare the required transmittal letters to the United States Department of State and shall concurrently submit the letters to the Department of State within the time periods required by law.

          7.7  Other Actions.  (a)  Each of the Seller and the Purchaser shall
               -------------
use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and
(ii) cause the
fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

          (b) With respect to those representations and warranties contained in Sections 5.10, 5.11(c), 5.19(b) and 5.19(d) that are expressly made only as of the date hereof, the Seller agrees that if to the Seller's Knowledge, events have occurred after the date hereof and prior to the Closing Date that the Seller would have been required to include on the applicable schedule referred to in the section containing such representation if such event had occurred prior to the date hereof, the Seller shall advise the Purchaser thereof. The parties agree that neither the occurrence of any such event nor the advising of the Purchaser thereof will be deemed to be a breach of the applicable representation or warranty.

          7.8  No Solicitation.
               ---------------

          (a) The Seller shall not, and shall not cause or permit the Company or any of its Subsidiaries, or any of their directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the Assets or Capital Stock or other equity interest in the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or Assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller shall promptly inform the Purchaser following the receipt by the Seller, the Company or any Representative thereof of any proposal in respect of any Acquisition Transaction.

          (b) Beginning as of the date hereof and continuing through the date that is one year following the Closing Date, the Purchaser and its Subsidiaries shall not directly or indirectly, except by means of a general public solicitation, or by retaining an executive recruiting firm that it has not directed to approach employees of Hughes or its Subsidiaries, solicit, encourage, entice or induce any Person who is an employee of Hughes or its Subsidiaries to terminate his or her employment with Hughes or such Subsidiary. The Purchaser agrees that money damages will not be an adequate remedy and that the Seller shall be entitled to equitable relief, including injunction, in the event of any breach by the Purchaser or its Subsidiaries of this Section 7.8(b), in addition to any other remedies available to the Seller at Law; provided,
                                                                  --------
however, that nothing in this Section 7.8(b) shall restrict the Purchaser or its
-------
Subsidiaries from soliciting employees of Hughes or its Subsidiaries on the date hereof or at any time hereafter who are terminated by their respective employers, or have voluntarily resigned prior to any such solicitation.

Notwithstanding the foregoing, the Purchaser and its Subsidiaries shall be permitted to offer employment to those employees consented to by Hughes which consent will not be unreasonably withheld.

          (c) Beginning as of the date hereof and continuing through the date that is one year following the Closing Date, Hughes and its Subsidiaries shall not directly or indirectly, except by means of a general public solicitation or by retaining an executive recruiting firm that it has not specifically directed to approach employees of the Purchaser or its Subsidiaries, solicit, encourage, entice or induce any Person who is an employee of the Purchaser or its Subsidiaries to terminate his or her employment with the Purchaser or its Subsidiaries. Hughes agrees that money damages will not be an adequate remedy and that the Purchaser shall be entitled to equitable relief, including injunction, in the event of any breach by Hughes or its Subsidiaries of this
Section 7.8(c), in addition to any other remedies available to the Purchaser at Law; provided, however, that nothing in this Section 7.8(c) shall restrict
     --------  -------
Hughes or its Subsidiaries from soliciting employees of the Purchaser or its Subsidiaries on the date hereof or at any time hereafter who are terminated by their respective employers or have voluntarily resigned prior to any such solicitation. Notwithstanding the foregoing, Hughes or its Subsidiaries shall be permitted to offer employment to those employees consented to by the Purchaser, which consent will not be unreasonably withheld.

          7.9  Preservation of Records.  Subject to Section 11.5(c) hereof
               -----------------------
(relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company and its Subsidiaries for a period of ten years from the Closing Date in accordance with their respective corporate records retention policies; provided, however, that prior to disposing of any such
                    --------  -------
records in accordance with such policies, the parties hereto shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party's sole expense) within 90 days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such records within such 90-day period, the party who possesses the records may proceed with the disposition of such records. Written notice of intent to dispose of records shall include a description of the records in detail sufficient to allow the other party to reasonably assess its potential need to retain such records. At a minimum, the description shall include the organization that generated or received the records, the type of records, the contract number or program name to which the records pertain (if applicable), and the dates of the records. The Seller and the Purchaser shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

          7.10  Publicity.  Neither the Seller nor the Purchaser shall issue any
                ---------
press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser, Hughes or Hughes' parent corporation lists its securities; provided that, to the extent required by applicable Law or
                      --------
by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

          7.11  Non-Competition Agreements.
                --------------------------

          (a) Except for those activities currently contemplated in the Purchaser's business plan, as identified on Schedule 7.11, the Purchaser agrees that for a period of three years from and after the Closing Date, neither it nor its Subsidiaries will (1) themselves develop, own or make any financial investments in (directly or indirectly) a Competitive Commercial Satellite
                                        --
System (defined as a system that would be in direct competition with the PanAmSat and/or Spaceway systems, a "Competitive Commercial Satellite System"), or (2) manage, control or operate any Competitive Commercial Satellite System except as part of an integrated product offering to a customer where the commercial satellite services component represents less than 20% of the total revenues to the Purchaser for such integrated product from such customer and is not supplied by Purchaser or its Affiliates (but instead is procured from an unrelated third party) ; provided, however, that nothing herein shall prohibit:
                                   -------

          (i) any investment of less than 5% of the equity securities (as determined at the time of investment) in a Person if the Purchaser does not actively participate in the management, supervision or conduct of such Person, whether through membership or participation in such Person's board of directors, governing committee, management or otherwise;

          (ii) any acquisition by the Purchaser of another Person which is engaged in a Competitive Commercial Satellite System, if such Competitive Commercial Satellite System represents less than one-fifth of such Person's revenues and less than one-fifth of such Person's Assets, and if the Purchaser either (i) acts diligently to divest such Competitive Commercial Satellite System in a commercially reasonable manner; or (ii) enters into appropriate arrangements reasonably satisfactory to Hughes to assure that it will not participate in the management, supervision or conduct of such Person in any manner referred to in clause (i) above; or

          (iii) any investment of up to 20% in another Person if the Purchaser
     (i) determines in good faith that such investment is primarily motivated by the receipt by the Purchaser or one of its Affiliates, or a reasonable expectation that the Purchaser or one of its Affiliates will receive, a contract of significance (in relation to the amount of the investment) for the provision of goods and/or services, to such Person and (ii) enters into appropriate arrangements reasonably satisfactory to Hughes to assure that it will not participate in the management, supervision or conduct of the business of such Person; provided that no such arrangement shall be
                              --------
     necessary if the Purchaser's participation is limited to activities that directly affect the Purchaser's performance as a provider of goods and/or services to such Person and the Purchaser maintains appropriate firewalls and similar measures designed to ensure that any information that the Purchaser receives from such participation is not used by the Purchaser to engage, directly or indirectly, in a Competitive Commercial Satellite System.

          Except for any existing commitments, where a commercial satellite can be employed in pursuit of those activities currently contemplated in the Purchaser's business plan as identified on Schedule 7.11, Purchaser agrees that for a period of three years from and after the Closing Date, it will and it will use its commercially reasonable efforts to cause its Subsidiaries to consider contracting with Hughes or its Affiliates as supplier of such commercial satellite services, which consideration would take into account such matters as the relevant party's fiduciary duties, as well as customary commercial considerations as to price, delivery schedule, quality and other appropriate matters. The final determination in each case shall be subject to the approval of the board of directors or appropriate officers of such entity.

          In addition, except for those activities currently contemplated in the Purchaser's business plan, as identified on Schedule 7.11, the Purchaser acknowledges those certain non-competition provisions binding on the Company and its subsidiaries that are included in the contract with Hughes' HNS division regarding the establishment of the Spaceway system.

          (b) Hughes agrees that for a period of three years from and after the Closing Date, neither Hughes nor its Subsidiaries will engage or participate in, or make any financial investments in (directly or indirectly) any Person which engages directly or indirectly in the business of, manufacturing satellites for commercial customers or government agencies; provided, however, that nothing
                                             --------  -------
herein shall prohibit:

          (i) any investment of less than 5% of the equity securities (as determined at the time of investment) in a Person if Hughes does not actively participate in the management, supervision or conduct of such Person, whether through membership or participation in such Person's board of directors, governing committee, management or otherwise; or

          (ii) any acquisition by Hughes of another Person which is engaged in a business of manufacturing satellites for commercial customers or government agencies, if such activities represents less than one-fifth of such Person's revenues and less than one-fifth of such Person's assets, and if Hughes either (i) acts diligently to divest such activities in a commercially reasonable manner; or

     (ii) enters into appropriate arrangements reasonably satisfactory to the Purchaser to assure that it will not participate in the management, supervision or conduct of such Person in any manner referred to in clause
     (i) above.

          (c) Each party hereto acknowledges that in the event of its or its Subsidiaries' breach of the covenants contained in this Section 7.11, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of any party also to seek such damages or other remedies available to it, any party may seek, and the other party shall not contest the appropriateness of the availability of, injunctive or other equitable relief in any proceeding which such first party may bring to enforce the covenants contained in this
Section 7.11.

          (d)  Hughes and the Purchaser agree that, if any provision of this
Section 7.11 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made. To the extent any such provision may be valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, the Purchaser and Hughes agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the Laws and public policies in such jurisdiction.

          7.12 Guarantees and Letters of Credit.  The Purchaser shall (i)
               --------------------------------
substitute itself or an Affiliate for Hughes with respect to (and cause Hughes to be released from) the financial and performance guarantees delivered by Hughes prior to the Closing Date in connection with the operation of the Satellite Business, including those identified on Schedule 7.12, and (ii) cause to be issued letters of credit as replacement letters of credit for ones issued by Hughes prior to the Closing Date in connection with the operation of the Satellite Business, including those letters of credit in the amount and for the beneficiaries identified on Schedule 7.12. Schedule 7.12 sets forth all of such financial performance guarantees and letters of credit that are outstanding as of the date hereof.

          7.13 Sublease for Shared Facilities.  The parties hereto agree to
               ------------------------------
execute and deliver on or prior to the Closing Date a sublease for the facility identified on Schedule 7.13. Pursuant to the sublease, Hughes will sublease from the Company the space currently occupied by Hughes employees for a term of two years after the Closing Date. The subtenant may terminate the sublease at any time upon not less than 90 days prior written notice. The subtenant will pay a pro rata share, based on the number of square feet occupied, of the rent and operating expenses paid by the Company. Otherwise, the sublease will contain mutually agreeable terms and conditions consistent with the prime lease.

          7.14 Guarantee of Performance.
               ------------------------

          (a) With respect to those Contracts existing as of the Closing Date between Hughes and its Subsidiaries, on the one hand, and Subsidiaries of the Company, on the other hand, including those Contracts listed on Schedule 7.14, the Purchaser agrees that from and after the Closing Date, it shall cause the Company to guarantee the performance of such Subsidiaries under such Contracts.

          (b) With respect to all of the obligations of the Seller hereunder, Hughes agrees that it shall cause the Seller to perform such obligations and it hereby further agrees to guarantee the performance by the Seller of such obligations, and to be liable as a primary obligor thereon.

          7.15 Access.  Upon reasonable advance notice from the Purchaser, the
               ------
Seller shall (i) during ordinary business hours and as long as it would not cause undue business interruption, permit the Purchaser and its authorized representatives to have access to the Company Properties in order to make such reasonable inspections and investigations as the Purchaser shall deem appropriate, and (ii) furnish as soon as reasonably practicable to the Purchaser or its authorized representatives such other reasonable information as may be reasonably available with respect to the Company Properties as the Purchaser may from time to time reasonably request. The Purchaser shall not be entitled to perform any invasive action, testing or drilling without prior notice to and consent of the Seller, which Consent is not to be unreasonably withheld or delayed. The Purchaser shall immediately repair any and all damage resulting from the acts or omissions of the Purchaser or its agents, employees, contractors or representatives relating to such inspections, tests and investigations of the Company Properties.

          7.16 Certain Notices.  If required under the Workers Adjustment and
               ---------------
Retraining Notification Act or other applicable state Law regulating plant closing or mass layoffs, the Company and each of its Subsidiaries shall cause there to be filed or distributed, as appropriate, all required filings and notices with respect to employment Losses occurring through the Closing Date.

          7.17 Preferred Provider. Hughes agrees that for a period of five years
               ------------------
from and after the Closing Date, it will, and it will use its commercially reasonable efforts to cause its Subsidiaries to consider contracting with the Company as supplier with respect to the satellite manufacturing requirements of such entity, which consideration would take into account such matters as the relevant party's fiduciary duties, as well as customary commercial considerations as to price, delivery schedule, quality and other appropriate matters. The final determination in each case shall be subject to the approval of the board of directors or appropriate officers of such entity.

          7.18 On Orbit Incentives.  Not more than 60 days prior to the Closing
               -------------------
Date, Hughes shall cause to be performed a "monte carlo analysis" using the most recently available data (the "Closing Analysis") to determine the appropriate level of reserves with respect to on-orbit incentives of the Company and its Subsidiaries. The Closing Analysis will be conducted using methods and assumptions consistent with those used in the most recently completed monte carlo closing analysis. The Closing Statement of Assets and Liabilities will reflect the level of reserves established by the Closing Analysis.

          7.19 Thuraya.  Hughes and the Seller agree to cause to be executed and
               -------
delivered on or prior to the Closing Date a definitive agreement that incorporates the existing memorandum of understanding (the "MOA") between Hughes' HNS division ("HNS") and the Company regarding the existing contract between Thuraya and a Subsidiary of the Company (the "Thuraya Contract"), modified in order to reflect changes needed to convert the responsibilities of HNS to those appropriate for a subcontractor and to convert the responsibilities of the Company and its Subsidiaries to those appropriate for the prime contractor. The material modifications contemplated by the preceding sentence are described on Schedule 7.19. The definitive agreement shall be consistent with Schedule 7.19 and in all other respects in form and substance reasonably satisfactory to the Purchaser and the Seller.

          7.20 Spaceway.  (a)  Hughes and the Seller agree to cause to be
               --------
executed and delivered on or prior to the Closing Date an amendment to the Spaceway contract between HNS and the Company (the "Spaceway Contract") that implements the following modifications to the non-competition provisions set forth therein:

          (i) If the Company contracts with Hughes to manufacture satellites for a non-U.S. regional Spaceway system, the non-competition provisions set forth therein will expire on April 1, 2006, as currently provided therein;

          (ii) If the Company is not selected by Hughes to manufacture satellites for a non-U.S. regional Spaceway system or if Hughes elects not to proceed with a non-U.S. regional Spaceway system, the non-competition provisions set forth therein will expire on the later of (y) April 1, 2005 and (z) 24 months from final acceptance of the Spaceway constellation, but in no event later than April 1, 2006.

          (b) In addition, the non-competition provisions set forth in the Spaceway Contract will be amended to provide that such provisions are inapplicable to those activities currently contemplated in the Purchaser's business plan as identified on Schedule 7.11.

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

          8.1  Conditions Precedent to Obligations of Each Party. The respective
               -------------------------------------------------
obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

          (a) any required waiting period (including any extension thereof) applicable to the purchase and sale of the Shares to the Purchaser under the HSR Act and the laws of the European Union shall have terminated or expired;

          (b) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (c) the Transfers shall have been consummated in accordance with the terms of the Transfer Documents;

          (d) the Definitive Agreements shall have been duly executed and delivered;

          (e) the sublease contemplated in Section 7.13 shall have been duly executed and delivered;

          (f) the definitive agreement incorporating the MOA, modified as contemplated in Section 7.19 , shall have been duly executed and delivered; and

          (g)  the amendment to the Spaceway Contract as contemplated in Section
7.20 shall have been duly executed and delivered.

          8.2  Conditions Precedent to Obligations of the Purchaser.  The
               ----------------------------------------------------
obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

          (a) all representations and warranties of the Seller contained herein shall be true and correct at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time, unless the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, except with respect to those representations and warranties made as of a particular time which must be true and correct in the manner contemplated above as of such time;

          (b) the Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date unless the failure to perform or comply with such obligations and covenants individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

          (c) the Purchaser shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by a principal executive officer and the chief financial officer of the Seller certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof;

          (d) certificates representing the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

          (e)  there shall not have been or occurred any Material Adverse
Change;

          (f) the Seller shall have provided the Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

          (g)  the Seller shall have obtained all Consents referred to on
Schedule 8.2(g) (the "Seller Necessary Consents"), in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

          8.3  Conditions Precedent to Obligations of the Seller.  The
               -------------------------------------------------
obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

          (a) all representations and warranties of the Purchaser contained herein qualified as to materiality or material adverse effect shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

          (c) the Seller shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by a principal executive officer and the chief financial officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b).

                                  ARTICLE IX

                           DOCUMENTS TO BE DELIVERED

          9.1  Documents to be Delivered by the Seller.  At the Closing, the
               ---------------------------------------
Seller shall deliver, or cause to be delivered, to the Purchaser the following:

          (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;

          (b)  the certificate referred to in Section 8.2(c) hereof;

          (c)  copies of all Seller Necessary Consents;

          (d) copies of the Transfer Documents, duly executed by the parties thereto;

          (e) copies of the Definitive Agreements and the sublease contemplated by Section 7.13, duly executed by the Seller and/or the Company, as the case may be;

          (f)  a duly executed FIRPTA Affidavit for the Seller;

          (g) certificates of good standing with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation; and

          (h) such other customary closing documents as the Purchaser shall reasonably request.

          9.2  Documents to be Delivered by the Purchaser.  At the Closing, the
               ------------------------------------------
Purchaser shall deliver to the Seller the following:

          (a)  evidence of the wire transfers referred to in Section 3.1 hereof;

          (b)  the certificate referred to in Section 8.3(c) hereof;

          (c) copies of the Definitive Agreements and the sublease contemplated by Section 7.13, duly executed by the Purchaser;

          (d) evidence of the issuance of the guarantees (and release of Hughes) and the letters of credit contemplated by Section 7.14; and

          (e) such other customary closing documents as the Seller shall reasonably request.

                                   ARTICLE X

                                INDEMNIFICATION

          10.1 Non-Income Tax Indemnification.
               ------------------------------

          (a) Subject to the other provisions of this Article X, and the provisions of Article XII and, except as otherwise provided by Article XI, the Seller and Hughes hereby agree to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all Losses based upon, attributable to or resulting from:

          (i) the failure of any representation or warranty of the Seller or Hughes set forth in Article V hereof or in the Definitive Agreements, or the agreement contained in Section 7.7(b), or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

          (ii) the breach of any covenant or other agreement on the part of the Seller under any of the Seller Documents (other than the agreement contained in Section 7.7(b));

          (iii) the Excluded Assets; or

          (iv)  any claim arising from the litigation currently pending between
     (x) Raytheon Company and Towers, Perrin and (y) Hughes and Towers, Perrin.

          (b) Subject to the other provisions of this Article X, and the provisions of Article XII, the Purchaser hereby agrees to indemnify and hold the Seller and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses based upon, attributable to or resulting from:

          (i) the failure of any representation or warranty of the Purchaser set forth in Article VI hereof or in the Definitive Agreements, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

          (ii) the breach of any covenant or other agreement on the part of the Purchaser under any of the Purchaser Documents;

          (iii) the breach of any covenant or other agreement on the part of the Company under any of the Definitive Agreements to which it is a party;

          (iv) all Liabilities of the Company and its Subsidiaries (including all Liabilities relating to the Satellite Business) and all Liabilities relating to or associated with the Shares, in each case, whether such Liabilities arose prior to or arise on or after the Closing Date; or

          (v) the Additional Satellite Liabilities, whether such Liabilities arose prior to or arise on or after the Closing Date.

          (c) The parties hereto acknowledge and agree that any matter that is subject to, or a matter considered for, resolution by the Accounting Arbitrator pursuant to Section 3.2 (which, for purposes of clarity, shall include all matters reflected on the Closing Statement of Net Assets) shall not be the basis of an indemnification claim under

Articles X or XI, to the extent, but only to the extent, that such matter did result in, or assuming such matter was valid and was properly raised in the course of the purchase price adjustment provision of Section 3.2, could have resulted in, an adjustment in the Closing Net Assets.

          10.2 Certain Limitations.
               -------------------

          (a) An indemnifying party shall not have any liability under Section 10.1(a)(i) or Section 10.1(b)(i) hereof, as the case may be (other than with respect to the representations and warranties in Sections 5.3, 5.7(a), 5.28 and 6.7) until the aggregate amount of Losses actually incurred by the indemnified parties with respect to all claims shall exceed $30,000,000 (the "Basket"), in which event, the indemnifying party shall be required to pay the entire amount of such Losses in excess of the Basket. Claims made pursuant to the representations and warranties contained in or made pursuant to Sections 5.3, 5.7(a), 5.28 and 6.7 hereof will not be subject to the Basket. In addition to the foregoing, except for Losses arising out of, attributable to or resulting from any breach of the representations and warranties in Sections 5.3, 5.7(a),
5.28 and 6.7, the maximum aggregate amount of Losses for which indemnity with respect to breaches of representations and warranties may be sought shall be $1,800,000,000.

          (b) Subject to the provisions of Section 3.2 and Article XI, in each case with respect to the matters covered thereby, the parties hereto agree that except as expressly set forth to the contrary in any Definitive Agreement the indemnification and other provisions set forth in this Article X shall be the sole and exclusive remedy of the Purchaser against the Seller arising out of this Agreement or the Definitive Agreements, including with respect to any dispute that may arise under any Definitive Agreement. Notwithstanding the foregoing, nothing herein shall eliminate the availability to the parties of any equitable remedies or the availability of Section 14.3 for a declaration of the rights of the parties with respect to any dispute that may arise under this Agreement or the Definitive Agreements.

          10.3 Non-Income Tax Indemnification Procedures.
               -----------------------------------------

          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party; provided,
                                                                     --------
however, that delay or failure in the giving of any such notice shall not
-------
relieve the indemnifying party of its obligations hereunder, except to the extent that it suffers actual prejudice as the result of such failure or delay. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten days from receipt of the indemnified party's written notice notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party
                              --------  -------
shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party
                              --------  -------
shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 Business Days after the date of such notice.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

          10.4 Employee Benefits and Labor Indemnity.  The Seller and Hughes
               -------------------------------------
hereby agree to jointly and severally indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses arising out of or based upon or with respect to any Employee Benefit Plan subject to Title IV of ERISA and solely by reason of the Company being included as a member of a group under common control or treated as a single employer with the Seller prior to the Closing Date.

          10.5 China Investigation.
               -------------------

          (a) Prior to the Closing, Hughes shall endeavor in good faith to reach a final settlement with the United States Government (or applicable Governmental Body) with regard to the investigation involving the Company's activities in the People's Republic of China publicly disclosed by Hughes prior to the date hereof together with any other compliance matters related to exports by the Company to China prior to the Closing (all such matters being collectively referred to as the "China Investigation") on such basis as Hughes determines to be appropriate, provided, however, that (i) Hughes shall bear responsibility for the full amount of any monetary fines and/or penalties agreed to by the Company and (ii) in connection with any such settlement (whether or not such settlement includes a guilty plea by the Company to one or more criminal charges), the Satellite Business shall be deemed to have suffered a Material Adverse Change if such settlement involves a debarment (as regards sales to the United States Government) or material suspension of export licenses or other material limitation on the future business activities of the Satellite Business provided, however, that the Satellite Business shall be deemed not to have suffered a Material Adverse Change if such settlement only involves a suspension of licenses or other limitation on business activity restricting sales to the People's Republic of China or to any other customer or country for which material sales are not included in the current business plan of the Company (as heretofore provided to the Purchaser).

          (b) If Hughes is unable to reach a settlement of the China Investigation prior to the Closing, then Hughes will provide Purchaser and its legal counsel with a full briefing pursuant to the common interest and joint defense privilege of Purchaser as to the status of the matter. Hughes shall also consult with Purchaser on a regular basis concerning strategy and tactics being considered by Hughes in connection with the resolution of the matter and will advise Purchaser on a regular basis regarding developments and progress toward settlement. Purchaser shall have full rights to participate in all external proceedings, meetings and conferences, including all meetings or communications with representatives of the U. S. Government related to this matter. It is the intent of both parties to work closely together for a prompt and mutually satisfactory resolution of all issues. Hughes is aware of Purchaser's significant interests in the resolution of this matter and assumes the responsibility to closely involve Purchaser in all aspects. Hughes shall continue to have sole responsibility and authority to settle or otherwise conclude such investigation on and after the Closing, provided that Hughes shall be required to obtain the consent of Purchaser to any such conclusion or settlement, such consent not to be unreasonably withheld or delayed, except that the consent of Purchaser shall not be required in connection with any settlement, whether or not such settlement fully resolves the matter, solely involving the payment of monetary penalties or fines. To the extent that such settlement does not fully resolve the matter, Hughes shall continue to be responsible as to the remaining portions of the China Investigation as provided herein until such time as there is a full and final resolution of all criminal, civil and administrative aspects of the China Investigation. Purchaser shall cause the Company and its Subsidiaries (including the employees of each) to cooperate with and assist Hughes in such settlement efforts and otherwise in resolving the China Investigation. Notwithstanding anything hereto to the contrary, no consent of Purchaser shall be required for the settlement of any portion of this matter which is limited to a resolution of the personal liability of any officer, director or employee of Hughes or its Subsidiaries. Hughes shall retain sole liability for payment of and shall indemnify and hold harmless Purchaser from the full amount of any monetary fines and penalties resulting from the China Investigation, whether in connection with a settlement or not, except to the extent provided otherwise in section (d) below.

          (c) In the event that Purchaser shall consent to a settlement involving an agreement or (subject to Section 10.5(d)) shall otherwise become subject to a debarment, suspension or limitation as a result of the China Investigation which (in either case) would be deemed to constitute a Material Adverse Change to the Company as defined in Section (a) above, Hughes shall indemnify and hold harmless Purchaser from any and all Losses as the result of such Material Adverse Change. Hughes and Purchaser shall endeavor to determine whether damages are owed by Hughes to Purchaser in respect thereof, and if so, the amount thereof. If Hughes and Purchaser shall be unable to agree upon whether any such amount is payable by Hughes to Purchaser, or agree upon the amount thereof, such dispute shall be resolved pursuant to the dispute resolution provisions of Section 14.3 herein and specifically, such arbitration shall serve to fix the damages suffered by Purchaser as a result of such Material Adverse Change. Any arbitration findings shall be binding, and Hughes shall be liable to the Purchaser for the damages so established.

          (d) If, following the Closing, Hughes shall request Purchaser's consent to a settlement of the China Investigation which Hughes can reasonably demonstrate would be acceptable to the United States Government (or applicable Governmental Body), and Purchaser withholds or unreasonably delays its consent following such request, then at Hughes' election, Hughes shall be entitled to pay to Purchaser the amount which would have been payable by Hughes to the Government (and is not otherwise paid by Hughes to the Government), together with the amount which would have been payable by Hughes to Purchaser had such settlement been effected (either as agreed by Purchaser and Hughes or as determined pursuant to arbitration as contemplated in Section 10.5(c) above) in full satisfaction and discharge of Hughes' obligations to Purchaser in respect of the China Investigation. If, following the date on which Purchaser refuses to consent to such settlement, the United States Government (or other applicable Governmental Body) continues to pursue or otherwise implicate Hughes or its Subsidiaries in connection with the China Investigation, Purchaser shall indemnify and hold harmless Hughes and any such Subsidiary for any and all fines and penalties incurred in excess of the amount of fines and penalties which would have been incurred had Purchaser agreed to accept the settlement proposed by Hughes.

                                  ARTICLE XI

                                  TAX MATTERS

          11.1   Filing of Income Tax Returns; Payment of Income Taxes.
                 -----------------------------------------------------

          (a)    Income Tax Returns for Pre-Closing Taxable Periods.

          (i) The Seller shall (A) include the Company and (where applicable) any of its Subsidiaries in, or cause the Company and (where applicable) any of its Subsidiaries to be included in, (1) the U.S. consolidated federal Income Tax Returns of the GM Consolidated Group required to be filed after the date hereof for all Pre-Closing Taxable Periods, including the taxable period ending on the Closing Date and (2) where applicable, all other Combined Returns for Pre-Closing Taxable Periods that are required to be filed by a member of the GM Group, including the taxable period ending on the Closing Date and (B) file or cause to be filed all other Income Tax Returns of or which include one or more members of the Company Group that are required to be filed (taking into account any extensions) on or prior to the Closing Date. The Seller shall pay or cause to be paid any and all Income Taxes due with respect to such Income Tax Returns. The Purchaser shall, and shall cause each member of the Company Group to, execute such documents and take such actions as shall be reasonably requested by GM or the Seller to cause those members of the Company Group designated by GM or the Seller to be included in any Combined Return (whether it relates to a Pre-Closing Taxable Period or a Straddle Period). Without limiting the foregoing, the Purchaser shall cause each member of the Company Group to file a Combined Return with GM or any member of the GM Group wherever required to do so by applicable law or wherever the option to do so is elected by any member of the GM Group.

          (ii) The Seller shall prepare, and the Purchaser shall file or cause to be filed (in the form and manner so prepared by the Seller), any Income Tax Return which (A) includes one or more members of the Company Group for a Pre-Closing Taxable Period, (B) is not required to be, and is not, filed on or prior to the Closing Date and (C) is required to be filed by a member of the Company Group. The Seller shall provide the Purchaser with each such Income Tax Return at least 30 days prior to the due date for filing thereof.

          (iii) The Seller shall prepare any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Pre-Closing Taxable Periods for which the Seller (or another member of the GM Group) is obligated to prepare an Income Tax Return hereunder and shall make any such estimated Income Tax payments, whether due before, on or after the Closing Date.

          (b) Income Tax Returns for Post-Closing Taxable Periods. The Purchaser shall be responsible for (i) preparing and filing or causing to be prepared and filed all Income Tax Returns required to be filed by the Company or any member of the Company Group for any Post-Closing Taxable Period and (ii) paying the Income Tax Liability due with respect to such Income Tax Returns.

          (c)    Income Tax Returns for Straddle Periods.

          (i) For U.S. federal Income Tax purposes, the taxable year of the Company Group shall end as of the close of the Closing Date and, with respect to all other Income Taxes, the Seller and the Purchaser shall, unless prohibited by applicable law, take or cause to be taken all action necessary or appropriate to close the taxable period of the members of the Company Group as of the close of the Closing Date. None of the Seller, the Purchaser or any member of the Company Group shall take any position inconsistent with the preceding sentence on any Income Tax Return.

          (ii) The Purchaser shall prepare and file or cause to be filed, all Income Tax Returns of or which include the Company Group or any member thereof for a Straddle Period. The Purchaser shall provide the Seller with each such Income Tax Return at least 45 days prior to the due date for filing thereof. The Purchaser shall prepare or cause to be prepared such Income Tax Returns in a manner consistent with the past practice of the Company and its Subsidiaries to the extent that to do otherwise would result in a material adverse effect on the Income Tax Liability of the Company Group in a Pre-Closing Taxable Period (after giving effect to any inconsistency with past practice which has a beneficial effect on the Income Tax Liability of the Company Group in a Pre-Closing Taxable Period), except (A) to the extent that such Income Tax Return is consistent with the U.S. consolidated federal Income Tax Return of the GM Consolidated Group or
     (B) as required by applicable Law, or as a result of a Final Determination or (C) where the Seller has approved, or been deemed to have approved, an inconsistency with past practice having an adverse effect on the Company Group. The Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return within 15 Business Days following receipt thereof; provided, however, that
                                                        --------  -------
     the Seller shall be deemed to have unreasonably withheld its approval of such Income Tax Return unless, as the basis for withholding such approval, the Seller demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) that the Purchaser has failed to comply with the requirements of the preceding sentence. The failure of the Seller to propose any changes to any such Income Tax Return within such 15-Business Day period shall be deemed to constitute the Seller's approval thereof. The Seller and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, however, that
                                                       --------  -------
     the failure to resolve all disagreements prior to such date shall not relieve the Purchaser of its obligation to file (or cause to be filed) any such Income Tax Return in accordance with the first sentence of this Section 11.1(c)(ii). Any disagreements regarding such Income Tax Returns which are not resolved prior to the filing thereof shall be resolved pursuant to Section 11.6 hereof.

          (iii) An Income Tax Liability in respect of an Income Tax Return for a Straddle Period shall be (A) allocated to the Seller to the extent such Income Tax Liability is attributable to a member of the Company Group for the period up to and including the Closing Date and (B) allocated to the Purchaser to the extent such Income Tax Liability is attributable to a member of the Company Group for the period subsequent to the Closing Date. The allocation of any Income Tax Liability between the portion of any Straddle Period ending on the Closing Date and the portion of such Straddle Period after the Closing Date shall be made by means of a closing of the books and records of the members of the Company Group as of the close of the Closing Date, as if such taxable period ended as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. In the case of any Income Tax Liability of any member of the Company Group which is attributable to the ownership by such member of an equity interest in a partnership or other "flowthrough" entity for Income Tax purposes, such allocation shall be made as if the taxable period of such partnership or other "flowthrough" entity ended as of the close of the Closing Date; provided, however, that to the extent that the
                                --------  -------
     information necessary to compute such allocation on the basis of an interim closing of the books of such "flowthrough" entity is not available to the Seller or the Purchaser, such allocation shall be made between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

          (iv) The Purchaser shall pay or cause to be paid the Income Tax Liability due with respect to any Straddle Period. No later than five Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions), either (A) the Seller shall pay to the Company the excess, if any, of (1) the portion of the Income Tax Liability for such Straddle Period which is allocable to the Seller pursuant to
     Section 11.1(c)(iii) hereof over (2) the estimated Income Tax payments (including payments made in connection with an application for an extension) made in respect of such Straddle Period by a member of the GM Consolidated Group on or prior to the Closing Date, or (B) the Purchaser shall pay to the Seller the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause
     (A)(1) of this sentence.

          (v) The Seller shall prepare any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Straddle Periods for which the Purchaser (or any member of the Company Group) is obligated to file an Income Tax Return hereunder. The Purchaser shall make any such estimated Income Tax payments which are due on or after the Closing Date.

          (d) Flowthrough Entities. If the Income Tax Liability of any member of the Company Group for a Post-Closing Taxable Period is increased or decreased as a result of the ownership by such member of an equity interest in a partnership or other "flowthrough" entity for Income Tax purposes and, in accordance with the principle set forth in the last sentence of Section 11.1(c)(iii) hereof, such increase or decrease is allocable to a Pre-Closing Taxable Period, (i) the Seller shall pay or cause to be paid to the Purchaser the amount of any such increase in Income Tax Liability, and (ii) the Purchaser shall pay or cause to be paid to the Seller the amount of any such decrease in Income Tax Liability. If the Purchaser files or causes to be filed, or any member of the Company Group is included in, an Income Tax Return setting forth an amount described in the preceding sentence, the Purchaser shall deliver to the Seller, no later than 45 Business Days prior to the due date for filing of such Income Tax Return, a schedule setting forth in reasonable detail the calculation of such amount. The Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such calculation for 30 Business Days. The failure of the Seller to propose any change to such calculation within such 30-Business Day period shall be deemed to constitute the Seller's approval thereof. The Seller shall pay to the Purchaser, or the Purchaser shall pay to the Seller (as the case may be), the amount required by this Section 11.1(d), no later than five Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions).

          11.2   Indemnification for Income Taxes.
                 --------------------------------

          (a) The Seller and Hughes shall jointly and severally be liable for, and the Purchaser and its Affiliates (including the Company and its Subsidiaries), shall be indemnified, and held harmless from and against any and all Income Taxes imposed upon the Company and its Subsidiaries (i) for any Pre-Closing Taxable Period, (ii) for any Straddle Period, but only with respect to Income Taxes allocated to the Seller in accordance with Section 11.1(c)(iii) hereof, and (iii) under Treasury Regulation (S)1.1502-6 (or any comparable provision under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated, or unitary group) for the taxable periods ending on or before the Closing Date.

          (b) Without limiting the foregoing and notwithstanding anything to the contrary contained in this Agreement, the Seller and Hughes shall jointly and severally be liable for, and the Purchaser and its Affiliates (including the Company and its Subsidiaries) shall be indemnified, defended and held harmless from and against any and all federal, state and local Income Taxes resulting from, imposed on, sustained, or incurred by the Purchaser and its Affiliates (including the Company and its Subsidiaries) as a result of the Section 338(h)(10) Election.

          (c) From and after the Closing, the Purchaser shall be liable for, and shall indemnify the Seller and hold it harmless from and against any and all Income

Taxes imposed upon the Company or any of its Subsidiaries for (i) any Post-Closing Taxable Period of the Company or any of its Subsidiaries, and (ii) any Straddle Period, but only with respect to Income Taxes allocated to the Purchaser in accordance with Section 11.1(c)(iii) hereof.

          (d) Payment. Subject to the following two sentences, the indemnifying party shall pay to the indemnified party, no later than 45 Business Days after the indemnifying party receives from the indemnified party calculations thereof (in sufficient detail so as to permit the indemnifying party to understand such calculations), the amount that the indemnifying party is required to pay the indemnified party under this Section 11.2 by reason of a Final Determination. The failure of the indemnifying party to notify the indemnified party in writing of its disagreement with such calculations within 20 Business Days of receiving such calculations shall be deemed to constitute the indemnifying party's agreement therewith. Any dispute regarding such calculations shall be resolved in accordance with Section 11.6 hereof.

          11.3   Refunds.  The Seller shall be entitled to all Refunds (and any
                 -------
interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Pre-Closing Taxable Periods and the portion of any Straddle Period ending on the Closing Date. The Purchaser shall be entitled to all Refunds (and any interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Post-Closing Taxable Periods and the portion of any Straddle Period beginning after the Closing Date. A party receiving a Refund to which another party is entitled pursuant to this Section 11.3 shall pay the amount to which such other party is entitled within 10 days after such Refund is Actually Realized. The Seller shall be permitted to file, and the Purchaser shall fully cooperate with the Seller in connection with, any claim for Refund in respect of an Income Tax for which the Seller is responsible pursuant to Section 11.1 hereof. In the event that a member of the Company Group is on notice that it will receive a Refund in respect of a Pre-Closing Period or the pre-Closing portion of a Straddle Period, the Purchaser shall, and shall cause the members of the Company Group to, take such other actions as shall be necessary or appropriate to cause the taxing authority to remit such Refund directly to the Seller.

          11.4   Income Tax Contests.
                 -------------------

          (a) Notification. The Purchaser shall, promptly upon receipt of notice thereof by any member of the Company Group, notify the Seller in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which the Seller may be responsible pursuant to this Article XI. The Purchaser shall include with such notification a true, correct and complete copy of any written communications, and an accurate and complete written summary of any oral communications, so received by a member of the Company Group. The failure of the Purchaser timely to forward such notification in accordance with the immediately preceding sentence shall not relieve the Seller of its obligation to pay such Income Tax Liability or indemnify the Company Group therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of the Seller to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

          (b) Pre-Closing Taxable Periods. The Seller (or such member of the GM Group as the Seller shall designate) shall have the sole right to represent the interests of the members of the Company Group in any Proceeding relating to Pre-Closing Taxable Periods and to employ counsel of its choice at its expense.

          (c) Straddle Periods. The Seller and the Purchaser jointly shall represent the interests of the Company Group (or any member thereof) in any Proceeding relating to any Straddle Period. Neither party shall settle any dispute relating to an Income Tax Liability attributable to a member of the Company Group for a Straddle Period without the consent of the other party (which consent shall not be unreasonably withheld); provided, however, that if
                                                    --------  -------
the Seller proposes to accept a settlement of such an Income Tax Liability, and the Purchaser does not consent thereto, the liability of the Seller under this
Article XI in respect of such Income Tax Liability shall be limited to the portion of the proposed settlement amount attributable to the portion of the Straddle Period ending on the Closing Date. Any disputes regarding the conduct or resolution of any such Proceeding shall be resolved pursuant to Section 11.6; provided that no such resolution shall affect the limitation on the liability of
--------
the Seller set forth in the immediately preceding sentence. All costs, fees and expenses paid to third parties in the course of such Proceeding shall be borne by the Seller and the Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Article XI, the Seller and the Purchaser would share the responsibility for payment of the Income Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto
                 --------  -------
retains its own advisors or experts in connection with any such Proceeding, the costs and expenses thereof shall be borne solely by such party.

          (d) Post-Closing Taxable Periods. The Purchaser shall have the sole right to represent the interests of the Company Group (or any member thereof) in any Proceedings relating to a Post-Closing Taxable Period.

          11.5   Cooperation and Exchange of Information.
                 ---------------------------------------

          (a)    Preparation of Income Tax Returns.

          (i) The Purchaser shall, and shall cause each member of the Company Group to, prepare and submit to the Seller, at the Purchaser's expense, all information that the Seller shall request, in such form as the Seller shall reasonably request, by the time specified by the Seller (which time shall be consistent with the timing of requests made by the Seller or other members of the GM Group to any member of the Company Group in prior taxable periods), (A) to enable the Seller (or the designated Subsidiary of the Seller) to prepare the Income Tax Returns described in Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(c) hereof, and (B) to enable the Seller to determine the amounts of estimated tax due and to prepare any related documentation in respect of the taxable periods covered by the Income Tax Returns described in clause (A) of this sentence. In the event that the Purchaser (x) does not timely provide such information or (y) provides information that is incomplete or otherwise not reasonably satisfactory to the Seller and does not cure such defect within 30 days after the Seller gives notice thereof, the Seller shall be entitled to require the Purchaser to engage, at the Purchaser's expense, a nationally recognized independent accounting firm reasonably acceptable to the Seller to gather and provide, in the manner set forth in the preceding sentence, the information which the Purchaser is required to provide under this Section 11.5(a).

          (ii) The Seller shall prepare and submit to the Purchaser, at the Seller's expense, all information that the Purchaser shall request to enable the Purchaser to prepare any Income Tax Returns which the Purchaser is responsible to prepare in accordance with Section 11.1(b) hereof. In the event that the Seller (A) does not timely provide such information or
     (B) provides information that is incomplete or otherwise not reasonably satisfactory to the Purchaser and does not cure such defect within 30 days after the Purchaser gives notice thereof, the Purchaser shall be entitled to require the Seller to engage, at the Seller's expense, a nationally recognized independent accounting firm reasonably acceptable to the Purchaser to gather and provide, in the manner set forth in the preceding sentence, the information which the Seller is required to provide under this Section 11.5(a).

          (b) Cooperation and Exchange of Information. Each party hereto, on behalf of itself and each of its Subsidiaries, agrees to provide each other party with such cooperation and information as such other party shall request in connection with the preparation or filing of any Income Tax Return or claim for Refund, the determination of the basis for such a claim for Refund, the determination and payment of estimated Income Taxes, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority or any other administrative, judicial or Governmental Body, (ii) providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information which such party or its Subsidiaries may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Article XI (including statements, certificates and schedules delivered by either party) as shall be requested by the other party, (iv) the execution of any document that may be necessary or helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be reasonably required by such party so as to exercise its rights under this Article XI, and (v) the use of the parties' efforts to obtain any documentation from a Governmental Body or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions reasonably requested by the Seller that shall be necessary to establish the Seller as the sole agent for Income Tax purposes (to the extent that GM is not otherwise the sole agent for such purpose) of each member of the Company Group with respect to all Income Tax Returns of the Company Group for Pre-Closing Taxable Periods and for any Combined Return for a Straddle Period. Upon reasonable notice, the parties hereto shall make their, or shall cause their Subsidiaries to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 11.5 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding.

          (c) Record Retention. The Seller and the Purchaser agree to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state or local Income Tax Law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Closing Date or (ii) any taxable period which may be subject to a claim hereunder, until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and
(B) the Final Determination of any payments which may be required in respect of such taxable periods under this Article XI. From and after the end of the period described in the preceding sentence of this Section 11.5(c), if a member of the GM Group or a member of the group which includes the Purchaser or any member of the Company Group wishes to dispose of any such records and documents, then the Seller or the Purchaser (as the case may be) shall provide written notice thereof to the other party and shall provide such other party (at such other party's sole expense) the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that
                                                         --------  -------
if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, the Seller or the Purchaser (as the case may be) may destroy or otherwise dispose of such records and documents.

          (d)    Remedies.

          (i) The Purchaser hereby acknowledges and agrees that (A) the failure of the Purchaser or any member of the Company Group to comply with the provisions of this Section 11.5 may result in substantial harm to the GM Group, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the GM Group (or a member thereof) would be responsible, or a Refund to which the GM Group (or a member thereof) would be entitled, under this
     Article XI or appropriately defend against an adjustment thereto by a taxing authority, and (B) the remedies available to the GM Group for the breach by the Purchaser or a member of the Company Group of its obligations hereunder shall include (without limitation) the indemnification by the Purchaser of the GM Group for any Income Tax Liability incurred or any Refund or Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the Company Group of any related rights to indemnification by the Seller. In addition, if any member of the Company Group fails to provide (x) any cooperation or information requested pursuant to Section 11.5(a) by the dates specified therein or (y) any other information requested pursuant to this Article XI within a reasonable period, as determined in good faith by the party requesting such information, then, without limiting any other remedy available to any member of the GM Group for breach of the Purchaser's obligations under this
     Article XI, the Seller shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. The Purchaser agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession of the Purchaser, any member of the Company Group or any of their respective Affiliates during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

          (ii) The Seller hereby acknowledges and agrees that (A) the failure of the Seller to comply with the provisions of this Section 11.5 may result in substantial harm to the Company Group, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the Company Group (or a member thereof) would be responsible, or a Refund to which the Company Group (or a member thereof) would be entitled, under this Article XI or appropriately defend against an adjustment thereto by a taxing authority, and (B) the remedies available to the Company Group for the breach by the Seller of its obligations hereunder shall include (without limitation) the indemnification by the Seller of the Company Group for any Income Tax Liability incurred or any Refund or Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the Seller of any related rights to indemnification by the Purchaser. In addition, if the Seller fails to provide any information requested pursuant to this Article XI within a reasonable period, as determined in good faith by the party requesting such information, then, without limiting any other remedy available to any member of the Company Group for breach of the Seller's obligations under this Article XI, the Purchaser shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. The Seller agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in its possession during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

          (e)    Reliance.

          (i) If any member of the Company Group supplies information to a member of the GM Group in connection with an Income Tax Liability and an officer of a member of the GM Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the GM Group identifying the information being so relied upon, the chief financial officer of such member of the Company Group shall certify in writing the accuracy and completeness of the information so supplied. The Purchaser agrees to indemnify and hold harmless each member of the GM Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind (other than a liability for Income Tax) attributable to a member of the Company Group having supplied a member of the GM Group with inaccurate or incomplete information in connection with an Income Tax Liability.

          (ii) If the Seller supplies information to a member of the Company Group in connection with an Income Tax Liability and an officer of a member of the Company Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Company Group identifying the information being so relied upon, the chief financial officer of the Seller (or such other member of the GM Group as the Seller designates) shall certify in writing the accuracy and completeness of the information so supplied. The Seller agrees to indemnify and hold harmless each member of the Company Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind (other than a liability for Income Tax) attributable to the Seller having supplied a member of the Company Group with inaccurate or incomplete information in connection with an Income Tax Liability.

          11.6   Resolution of Disputes.
                 ----------------------

          (a) Negotiation. The Seller and the Purchaser shall attempt in good faith promptly to resolve any dispute arising in connection with this
Article XI. In the event of any such dispute, either party may deliver a Tax Dispute Notice to the other party, and within 20 Business Days of the receipt of such Tax Dispute Notice, the appropriate representatives of the Seller and the Purchaser shall meet to attempt to resolve the dispute. If the dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate the dispute, the issue shall be settled by arbitration pursuant to this Section 11.6, which shall be final and binding on the parties. Nothing in this Section 11.6 shall be construed to extend the time periods set forth in this Article XI during which any party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action. "Negotiation Period" shall mean the period of 20 Business Days following the initial meeting of the representatives of Seller and Purchaser following the receipt of a Tax Dispute Notice. "Tax Dispute Notice" shall mean a written notice of a dispute between Seller and Purchaser with respect to the subject matter of this Article, which shall set forth in reasonable detail the nature of the dispute.

          (b) Arbitration Procedure. Either party may initiate arbitration by giving the other party a written notice (the "Tax Arbitration Notice") either
(i) within one year following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Tax Dispute Notice, within one year thereafter. The arbitration shall be in accordance with the CPR Rules, except as otherwise provided in this Section 11.6. The arbitrators shall allow all discovery permitted by the Federal Rules of Civil Procedure. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S) 1-14. The place of arbitration shall be Los Angeles, California or such other location as shall be mutually agreed by the parties. Any deadlines specified in this Section 11.6 may be extended by mutual agreement of the parties.

          (c) Selection of Arbitrators. The Seller and the Purchaser shall make every reasonable effort to jointly select the arbitrator. If the Seller and the Purchaser are unable to agree on the designated arbitrator within 20 Business Days after either party gives the Tax Arbitration Notice, then the arbitration shall be by a panel of three arbitrators. The Seller and the Purchaser shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either the Seller or the Purchaser shall fail to appoint an arbitrator within such 20-Business Day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether jointly selected by the Seller and the Purchaser or otherwise, each arbitrator shall be an attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

          (d) Settlement Proposal. Each party shall present an overall settlement proposal to the arbitrator which shall encompass all issues to be resolved. The two proposals shall set the outer limits of the range within which the arbitrator can make a determination as to the appropriate settlement result. All costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration. In the event the arbitrator makes a determination which reflects a 50-50 settlement, the Seller and the Purchaser shall share equally the costs of the arbitration. In the event the arbitrator makes a determination which reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

          (e) Time and Method of Making Payments Determined by Arbitration. All amounts determined by arbitration to be payable by one party to the other shall be due and payable on or before the 90th calendar day following the determination that such amount is payable.

          11.7   Payments.
                 --------

          (a) Method of Payment. All payments required by this Article XI shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that on the
                                                            --------
date of such wire transfer notice of the transfer is given to the recipient thereof, or (ii) any other method agreed to by the parties. All payments due under this Article XI shall be deemed to be paid when available funds are actually received by the payee.

          (b) Interest. Any payment required by this Article XI that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

          (c) Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Subsidiaries to treat, (i) except as required by applicable law, any payment required by Article X or this Article XI as an adjustment to the Purchase Price and (ii) any payment of interest or non-federal Income Taxes by or to a taxing authority as taxable or deductible, as the case may be, to the party entitled under this Article XI to retain such payment or required under this Article XI to make such payment, in either case except as otherwise mandated by applicable law; provided that in
                                                               --------
the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

          11.8   Existing Tax Allocation Agreements.  The Tax Allocation
                 ----------------------------------
Agreements shall be amended as of the Closing Date to exclude the members of the Company Group and to provide that any rights or obligations of the members of the Company Group existing thereunder shall be fully and finally settled without any payment by or to any member of the Company Group.

          11.9   Section 338(h)(10) Election.
                 ---------------------------

          (a) The Purchaser and the Seller shall, or shall cause their respective Affiliates to, make an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar elections under state, local or foreign tax Law (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares (other than the ICO Shares) hereunder.

          (b) The Purchaser and the Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election, the Modified Aggregate Deemed Sales Price (as defined below) and the Deemed Sales Price Allocation (as defined below) and shall take no position contrary thereto unless required to do so by applicable tax Laws.

          (c) As soon as practicable after the Closing Date, the Purchaser shall deliver to the Seller, the Purchaser's proposed allocation of the Purchase Price among the shares of the Company, Spectrolab and the ICO Shares and its calculation of (i) the Modified Aggregate Deemed Sales Price and (ii) the allocation thereof among the Assets of the Company and its Subsidiaries in accordance with the principles of Treasury Regulation (S) 1.338(h)(10)- 1(f)(1)(ii) (the "Deemed Sales Price Allocation"). The term

"Modified Aggregate Deemed Sales Price" shall mean an amount resulting from the
Section 338(h)(10) Election determined pursuant to Treasury Regulation (S) 1.338(h)(10)-1(f) without regard to items described in Treasury Regulation (S) 1.338(h)(10)-1(f)(4) (provided that the Seller may take such items into account in filing Tax Returns). The Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such allocations and calculations for 60 days following receipt thereof. The Seller and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such calculations. Any disagreements regarding such calculations which are not resolved 30 days prior to the due date for making the Section 338(h)(10) Election shall be promptly resolved pursuant to Section 11.6, which resolution shall be binding on the parties.

          (d) To the extent permitted by state or local tax Laws, the principles and procedures of this Section 11.9 shall also apply with respect to a Section 338(h)(10) Election or equivalent or comparable provision under state or local Law, including an election under Section 338(g) of the Code or equivalent or comparable provision under state or local Law. The Seller and the Purchaser shall make or cause to be made any election similar to a Section 338(h)(10) Election that is optional under any state or local Law so as to treat the sale of the Shares (other than the ICO Shares) contemplated herein as a sale of assets for state and local Income Tax purposes.

          11.10  Transfer Taxes.  The Seller and the Purchaser each shall be
                 --------------
liable for and shall pay (and shall indemnify and hold harmless the other party against) 50% of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than Income Taxes imposed on the Seller or its Subsidiaries). The Purchaser hereby agrees to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

          11.11  Sole Remedy.  The indemnification provided for in this Article
                 -----------
XI shall be the sole remedy for any claim in respect of Income Taxes and the provisions of Sections 10.1 through 10.3 hereof shall not apply to such claims.

                                  ARTICLE XII

                                   SURVIVAL

          12.1   Survival.  The respective representations and warranties of the
                 --------
Seller and the Purchaser contained in this Agreement (other than the representations and warranties contained in Sections 5.3, 5.7(a), 5.28 and 6.7) or on any related schedule hereto or in any certificate or document delivered pursuant hereto (including the Definitive Agreements) and the agreement contained in Section 7.7(b) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will continue in full force and effect for eighteen months after the Closing Date, and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties or breach of Section 7.7(b). The representations and warranties contained in Sections 5.3, 5.7(a), 5.28 and 6.7 will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date until expiration of all applicable statutes of limitation and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties, but each of such representations and warranties will terminate if this Agreement terminates prior to the Closing Date.

                                 ARTICLE XIII

                      LIMITATION OF LIABILITY DISCLAIMER

          13.1   Liabilities.  Under no circumstances will any party be liable
                 -----------
to any other party for (a) punitive or exemplary damages arising from breach of this Agreement or any of the Definitive Agreements, or arising out of any other provisions of this Agreement or any Definitive Agreement, (b) damage to business reputation or (c) any damages that were not proximately caused by a breach of this Agreement or any of the Definitive Agreements (in each case, even if that party has been advised of the possibility of such damages) (collectively, "Disclaimed Damages"); provided that each party will remain liable to the other party to the extent any Disclaimed Damages are claimed by a third party and are subject to indemnification pursuant to Articles X and XI hereof or under any indemnification provisions of any of the Definitive Agreements contemplated hereby.

                                  ARTICLE XIV

                                 MISCELLANEOUS

          14.1   Certain Definitions.
                 -------------------

          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 14.1:

          "AAA Rules" shall have the meaning ascribed to such term in Section
           ---------
14.3.

          "Accounting Arbitrator" shall have the meaning ascribed to such term
           ---------------------
in Section 3.2(e).

          "Acquisition Transaction" shall have the meaning ascribed to such term
           -----------------------
in Section 7.8(a).

          "Actually Realized" or "Actually Realizes" shall mean, for purposes of
           -----------------      -----------------
determining the timing of the incurrence of any Income Tax Liability or the realization of a Refund (or any related Income Tax cost or benefit) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such Person is increased above or reduced below the amount of Income Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event or the time at which such Person receives cash in respect thereof.

          "Additional Satellite Assets" shall mean the Assets of HED and those
           ---------------------------
other Assets identified on Schedule 5.7(a), including the leases, deeds, export licenses and Company Intellectual Property (as defined in Exhibit A) identified thereon.

          "Additional Satellite Assets Transfer" shall have the meaning ascribed
           ------------------------------------
to such term in the recitals.

          "Additional Satellite Liabilities" shall mean all Liabilities relating
           --------------------------------
to or arising out of the Additional Satellite Assets, including those allocated corporate liabilities identified on Schedule 5.7(a).

          "AECs" shall have the meaning ascribed to such term in Section
           ----
5.20(m).

          "Agreement" shall have the meaning ascribed to such term in the
           ---------
recitals.

          "Affiliate" shall mean, with respect to any Person, any other Person
           ---------
controlling, controlled by or under common control with such Person.

          "Assets" shall mean any and all Assets, properties and rights, whether
           ------
tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including the following:

          (i) real property interests (including Leases), land, plants, buildings and improvements and all rights, privileges and easements which are appurtenant to such real estate;

          (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

          (iii) inventories, including raw materials, work-in-process, finished goods, parts, accessories;

          (iv) notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

          (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

          (vi) financial, accounting and operating data and records including books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

          (vii) domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; net lists; copyrights, and copyright applications and registrations; trademarks, service marks, service names, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other Intellectual Property under the Laws of any country throughout the world;

          (viii) Contracts and all rights therein;

          (ix) prepaid expenses, deposits and retentions held by third parties;

          (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

          (xi)   Permits; and

          (xii)  goodwill and going concern value.

          "Basket" shall have the meaning ascribed to such term in Section
           ------
10.2(a).

          "Business Day" shall mean a day other than a Saturday, a Sunday or a
           ------------
day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to close.

          "Capital Stock" of any Person shall mean any and all shares, interests
           -------------
(including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including common or preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

          "Challenger Litigation" shall mean that certain litigation matter
           ---------------------
entitled Hughes Communications Galaxy Inc. v. United States of America for
         -------------------------------------------------------------
breach of contract relating to the use of the space shuttle for commercial launches.

          "China Investigation" shall have the meaning ascribed to such term in
           -------------------
Section 10.5(a).

          "Claim" shall have the meaning ascribed to such term in Section
           -----
10.3(a).

          "Closing" shall have the meaning ascribed to such term in Section 4.1.
           -------

          "Closing Analysis" shall have the meaning ascribed to such term in
           ----------------
Section 7.18.

          "Closing Date" shall have the meaning ascribed to such term in Section
           ------------
4.1.

          "Closing Net Assets" shall mean the net difference between the sum of
           ------------------
the assets and the sum of the liabilities included in the Closing Statement of Net Assets.

          "Closing Statement of Assets and Liabilities" shall have the meaning
           -------------------------------------------
ascribed to such term in Section 3.2(a).

          "Closing Statement of Net Assets" shall have the meaning ascribed to
           -------------------------------
such term in Section 3.2(b).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Combined Return" shall mean a consolidated, combined or unitary
           ---------------
Income Tax Return that includes, or is permitted to include, one or more members of the GM Group and one or more members of the Company Group.

          "Company" shall have the meaning ascribed to such term in the
           -------
recitals.

          "Company Group" shall mean the Company and its Subsidiaries.
           -------------

          "Common Stock" shall have the meaning ascribed to such term in Section
           ------------
5.3.

          "Company Property" shall have the meaning ascribed to such term in
           ----------------
Section 5.12(b).

          "Company Shares" shall have the meaning ascribed to such term in the
           --------------
recitals.

          "Competitive Commercial Satellite System" shall have the meaning
           ---------------------------------------
ascribed to such term in Section 7.11(a).

          "Computer Systems" shall have the meaning ascribed to such term in
           ----------------
Section 5.27.

          "Confidential Information" shall mean with respect to any party
           ------------------------
hereto, (a) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Closing Date, and (b) any other Information obtained by, or furnished to, another party hereto that (i) is marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or (ii) the party owning such Information has notified such other party in writing is confidential or secret; provided, however, that any Information provided by
                        --------  -------
Hughes to the Company regarding the Satellite Business shall not be deemed Confidential Information with respect to the use of such Information in its businesses by the Company.

          "Confidentiality Agreement" shall mean that certain Confidentiality
           -------------------------
Agreement, dated as of November 15, 1999, by and between Hughes and the Purchaser.

          "Consent" shall mean consents, waivers, approvals, allowances,
           -------
declarations, novations, authorizations, permits, filings, orders, registrations and notifications.

          "Contaminant" shall have the meaning ascribed to such term in Section
           -----------
5.14(j).

          "Contract" shall mean any contract, agreement, Lease, license, sales
           --------
order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

          "Copyrights" shall have the meaning ascribed to such term in Section
           ----------
5.14(a).

          "COTS" shall have the meaning ascribed to such term in Section
           ----
5.14(f).

          "CPR Rules" shall mean the current version of the Rules for Non-
           ---------
Administered Arbitration of Business Disputes promulgated by the Center for Public Resources.

          "Deemed Sales Price Allocation" shall have the meaning ascribed to
           -----------------------------
such term in Section 11.9(c) hereof.

          "Defense" shall mean HE Holdings, Inc.
           -------

          "Definitive Agreements" shall have the meaning ascribed to such term
           ---------------------
in Section 1.5 hereof.

          "Demand" shall have the meaning ascribed to such term in Section 14.3.
           ------

          "Disabling Code" shall have the meaning ascribed to such term in
           --------------
Section 5.14(j).

          "Disclaimed Damages" shall have the meaning ascribed to such term in
           ------------------
Section 13.1.

          "Dispute Notice" shall have the meaning ascribed to such term in
           --------------
Section 14.3.

          "Disputes" shall have the meaning ascribed to such term in Section
           --------
14.3.

          "EMA" shall have the meaning ascribed to such term in Section 5.20(m).
           ---

          "Employee Benefit Plans" shall have the meaning ascribed to such term
           ----------------------
in Section 5.16(a).

          "Environmental Law" shall mean any applicable foreign, federal, state
           -----------------
or local Law or rule of common law as in effect as of the Closing Date relating to the protection of the environment, noise, odor, pollution, health and safety and contamination from Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C.
(S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the regulations promulgated pursuant thereto.

          "Environmental Managers" shall mean those persons at the Company
           ----------------------
having direct oversight and responsibility for environmental, health and safety matters for the Company and its Subsidiaries.

          "ERISA" shall have the meaning ascribed to such term in Section
           -----
5.16(a).

          "Escrow Agreement" shall have the meaning ascribed to such term in
           ----------------
Section 3.1(b).

          "Estimated Closing Net Assets" shall have the meaning ascribed to such
           ----------------------------
term in Section 3.1(a).

          "Excluded Assets" shall mean all of the outstanding capital stock of
           ---------------
Hughes Global Services, Inc., all of the Company's or its Subsidiaries' rights in the capital stock of PT Pasifik Satelit Nusantara and Hughes do Brasil-Electronicae Communicacoes S.A., the equity interests in the venture capital funds known as Medical Science Partners and Technology for Information and Entertainment and all of the Company's or its Subsidiaries' claims, rights and obligations relating to the Challenger Litigation.

          "Excluded Assets Transfer" shall have the meaning ascribed to such
           ------------------------
term in the recitals.

          "Final Determination" shall mean the final resolution of Liability for
           -------------------
any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state or local taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the taxing authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state or local taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

          "Financial Statements" shall have the meaning ascribed to such term in
           --------------------
Section 5.8.

          "FIRPTA Affidavit" shall have the meaning ascribed to such term in
           ----------------
Section 8.2(f).

          "GAAP" shall mean generally accepted United States accounting
           ----
principles as of the date hereof.

          "GM" shall mean General Motors Corporation, a Delaware corporation.
           --

          "GM Consolidated Group" shall mean GM and the other members of the
           ---------------------
affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which GM is the common parent.

          "GM Group" shall mean, solely for purposes of this Agreement, GM and
           --------
each of the other members of the GM Consolidated Group, other than any member of the Company Group.

          "Governmental Body" shall mean any government or governmental or
           -----------------
regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Hazardous Substance" shall mean any substance, material or waste
           -------------------
which is regulated as hazardous, toxic, a contaminant, a pollutant or words of similar meaning by any Governmental Body with jurisdiction over environmental matters and the operations of the Company including petroleum and its by-products.

          "HED" shall mean Hughes Electronics Dynamics, a division of the
           ---
Seller.

          "HNS" shall have the meaning ascribed to such term in Section 7.19.
           ---

          "HSR Act" shall have the meaning ascribed to such term in Section
           -------
5.6(b).

          "Hughes" shall have the meaning ascribed to such term in the recitals.
           ------

          "ICO" shall mean ICO Global Communications (Operations) Ltd., a Cayman
           ---
company, together with its successors and assigns.

          "ICO Closing Downward Adjustment" shall have the meaning ascribed
           -------------------------------
thereto in Section 3.1(b)(ii) hereof.

          "ICO Closing Upward Adjustment" shall have the meaning ascribed
           -----------------------------
thereto in Section 3.1(b)(ii) hereof.

          "ICO Contract" shall mean (collectively) each contract between ICO or
           ------------
its Affiliates and the Company or its Affiliates.

          "ICO Contract Closing Net Asset Value" shall mean the amount reflected
           ------------------------------------
as an asset in respect of all ICO Contracts, less any liabilities or reserves recorded in respect of the ICO Contracts, in the computation of Closing Net Assets, provided that for this purpose there shall not be included in such assets any claims of the Company against ICO for which payment has been assured to the reasonable satisfaction of Purchaser

          "ICO Contract Estimated Net Asset Value" shall mean the amount
           --------------------------------------
reflected as an asset in respect of all ICO Contracts, less any liabilities or reserves recorded in respect of all ICO Contracts, in the computation of Estimated Closing Net Assets, provided that for this purpose there shall not be included in such assets any claims of the Company against ICO for which payment has been assured to the reasonable satisfaction of Purchaser.

          "ICO Contract Material Modification" shall mean a modification to any
           ----------------------------------
ICO Contract or the entry into a new ICO Contract, in either case which under GAAP requires a material reduction in the net carrying value of the assets (i.e., less any liabilities or reserves) relating to ICO on the financial statements of the Company.

          "ICO Escrow Amount" shall have the meaning ascribed thereto in Section
           -----------------
3.1(b)(ii).

          "ICO Holdings" shall mean ICO Global Communications (Holdings) Ltd., a
           ------------
Bermuda corporation, together with its successors and assigns.

          "ICO Post-Closing Resolution" shall mean:  (i) substantial
           ---------------------------
consummation of a plan of reorganization (or similar restructuring of the assets and liabilities of ICO) in connection with which (a) all ICO Contracts are either assumed or replaced with one or more new ICO Contracts; or (b) Purchaser or its Affiliate enters into a material new contract with ICO , or (ii) all ICO Contracts are either assumed or replaced with one or more new ICO Contracts or Purchaser or its Affiliate enters into a material new contract with ICO (other than a new contract: (x) for the maintenance or preservation of the ICO assets, or (y) for the furnishing of technical information to ICO, in furtherance of a possible ICO plan of reorganization), and receipt of bankruptcy court (or the equivalent) approval of: (a) such assumption or replacement or new contract and
(b) funding commitments from investors in or lenders to ICO sufficient in amount to provide for full payment under such contract.

          "ICO Pre-Closing Resolution" shall mean:  (i) substantial consummation
           --------------------------
of a plan of reorganization (or similar restructuring of the assets and liabilities of ICO) in connection with which all ICO Contracts are either assumed or replaced with one or more new ICO Contracts; or (ii) all ICO Contracts are either assumed or replaced with one or more new ICO Contracts, and receipt of bankruptcy court (or the equivalent) approval of: (a) such assumption or replacement and (b) funding commitments from investors in or lenders to ICO, sufficient in amount to provide for full payment under such contracts.

          "ICO Shares" shall have the meaning ascribed to such term in the
           ----------
recitals.

          "Income Tax" (i) shall mean (A) any United States federal, state,
           ----------
local or foreign tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, the Michigan Single Business Tax and any capital gains, gross receipts, value added or minimum tax and any tax on items of tax preference, but not including sales, use, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i)(A)(1) of this definition, together with (B) any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect thereto and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition.

          "Income Tax Liabilities" shall mean all liabilities for Income Taxes.
           ----------------------

          "Income Tax Return" shall mean any Tax Return.
           -----------------

          "Information" shall mean all records, books, contracts, instruments,
           -----------
computer data and other data and information.

          "Intellectual Property Rights" shall have the meaning ascribed to such
           ----------------------------
term in Section 5.14(a).

          "Intended Transferee" shall have the meaning ascribed to such term in
           -------------------
Section 1.4.

          "Intended Transferor" shall have the meaning ascribed to such term in
           -------------------
Section 1.4

          "Invention Disclosures" shall have the meaning ascribed to such term
           ---------------------
in Section 5.14(e).

          "Interim Date" shall have the meaning ascribed to such term in Section
           ------------
5.8.

          "Interim Statement of Assets and Liabilities" shall have the meaning
           -------------------------------------------
ascribed to such term in Section 5.8 hereof.

          "Knowledge of the Seller" or "Seller's Knowledge" shall mean, with
           -----------------------      ------------------
respect to each applicable representation and warranty made by Hughes and the Seller in this Agreement, the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or the officers of Hughes or the Seller who are directly responsible for overseeing the function of the Satellite Business that is the subject of such representation or warranty. In addition, such term shall include the actual knowledge of the Seller's Director of Real Estate with respect to Section 5.12 and the Environmental Managers with respect to Section 5.20.

          "Law" shall mean any federal, state, local or foreign law (including
           ---
common law), statute, code, ordinance, rule, regulation, Order or other requirement.

          "Leases" shall have the meaning ascribed to such term in Section
           ------
5.12(b).

          "Leased Property" shall have the meaning ascribed to such term in
           ---------------
Section 5.12(b).

          "Legal Proceeding" shall mean any judicial, administrative or arbitral
           ----------------
actions, suits, proceedings (public or private), claims, investigations or governmental proceedings.

          "Liability" shall mean any and all debts, liabilities, commitments and
           ---------
obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

          "Licensed Software" shall have the meaning ascribed to such term in
           -----------------
Section 5.14(f).

          "Licensed Technology Agreements" shall have the meaning ascribed to
           ------------------------------
such term in Section 5.14(g).

          "Lien" shall mean any lien, pledge, mortgage, deed of trust, security
           ----
interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Losses" shall mean all losses, Liabilities, claims, obligations,
           ------
demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements or fees, reasonable attorneys' fees and court costs of any nature or kind, whether or not the same would be properly reflected on a statement of assets and liabilities or balance sheet.

          "Marks" shall have the meaning ascribed to such term in Section
           -----
5.14(a).

          "Material Adverse Change" shall mean any material adverse change in
           -----------------------
the business, properties, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (and which shall be deemed not to include any adverse change generally affecting manufacturing companies engaged in the satellite industry).

          "Material Adverse Effect" shall mean any effect that has resulted in,
           -----------------------
or is reasonably likely to result in, a Material Adverse Change.

          "Material Contracts" shall have the meaning ascribed to such terms in
           ------------------
Section 5.15.

          "MOA" shall have the meaning ascribed to such term in Section 7.19.
           ---

          "Modified Aggregate Deemed Sales Price" shall have the meaning
           -------------------------------------
ascribed to such term in Section 11.9(c).

          "MSA" shall have the meaning ascribed to such term in Section 5.20(m).
           ---

          "Negotiation Period" shall have the meaning ascribed to such term in
           ------------------
Section 11.6(a).

          "Novations" shall have the meaning ascribed to such term in Section
           ---------
7.6(a).

          "Order" shall mean any order, injunction, judgment, decree, ruling,
           -----
writ, assessment or arbitration award.

          "Overpayment Rate" shall mean the annual rate of interest described in
           ----------------
Section 6621(a)(1) of the Code (or similar provision of state or local Income Tax law, as applicable), as determined from time to time.

          "Owned Copyrights" shall have the meaning ascribed to such term in
           ----------------
Section 5.14(d).

          "Owned Marks" shall have the meaning ascribed to such term in Section
           -----------
5.14(b).

          "Owned Patents" shall have the meaning ascribed to such term in
           -------------
Section 5.14(c).

          "Owned Properties" shall have the meaning ascribed to such term in
           ----------------
Section 5.12(a).

          "Owned Properties Documents" shall have the meaning ascribed to such
           --------------------------
term in Section 5.12(a).

          "Owned Software" shall have the meaning ascribed to such term in
           --------------
Section 5.14(f).

          "Owned Trade Secrets" shall have the meaning ascribed to such term in
           -------------------
Section 5.14(e).

          "Owning Party" shall have the meaning ascribed to such term in Section
           ------------
7.1(c).

          "Panel" shall have the meaning ascribed to such term in Section 14.3.
           -----

          "Party" shall have the meaning ascribed to such term in Section 14.3.
           -----

          "Patents" shall have the meaning ascribed to such term in Section
           -------
5.14(a).

          "Permits" shall mean any approvals, authorizations, consents,
           -------
franchises, licenses, permits or certificates.

          "Permitted Exceptions" shall mean any of the following (except for a
           --------------------
mortgage or deed of trust): (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

          "Person" shall mean any individual, corporation, partnership, firm,
           ------
limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Personal Property Leases" shall have the meaning ascribed to such
           ------------------------
term in Section 5.13(a).

          "Post-Closing Taxable Period" shall mean a taxable period that, to the
           ---------------------------
extent it relates to a member of the Company Group, begins after the Closing
Date.

          "Pre-Closing Taxable Period" shall mean a taxable period that, to the
           --------------------------
extent it relates to a member of the Company Group, ends on or before the Closing Date.

          "Prior Relationship" shall mean the ownership relationships between
           ------------------
Hughes and its Subsidiaries (other than the Company and its Subsidiaries) and the Company and its Subsidiaries at any time prior to the Closing Date.

          "Proceeding" shall mean any audit or other examination, judicial or
           ----------
administrative proceeding relating to liability for or refunds or adjustments with respect to Income Taxes.

          "Purchase Price" shall have the meaning ascribed to such term in
           --------------
Section 3.1.

          "Purchaser" shall have the meaning ascribed to such term in the
           ---------
recitals.

          "Purchaser Documents" shall have the meaning ascribed to such term in
           -------------------
Section 6.2.

          "Purchaser Indemnified Parties" shall have the meaning ascribed to
           -----------------------------
such term in Section 10.1(a).

          "Qualified Plans" shall have the meaning ascribed to such term in
           ---------------
Section 5.16(b).

          "Refund" shall mean any refund of Income Taxes, including any
           ------
reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

          "Registered Copyrights" shall have the meaning ascribed to such term
           ---------------------
in Section 5.14(d).

          "Representatives" shall have the meaning ascribed to such term in
           ---------------
Section 7.8(a).

          "Satellite Business" shall have the meaning ascribed to such term in
           ------------------
the recitals.

          "Section 338(h)(10) Election" shall have the meaning ascribed to such
           ---------------------------
term in Section 11.9(a).

          "Securities Act" shall have the meaning ascribed to such term in
           --------------
Section 6.5.

          "Seller" shall have the meaning ascribed to such term in the recitals.
           ------

          "Seller Necessary Consents" shall have the meaning ascribed to such
           -------------------------
term in Section 8.2(g).

          "Seller Documents" shall have the meaning ascribed to such term in
           ----------------
Section 5.2.

          "Seller Indemnified Parties" shall have the meaning ascribed to such
           --------------------------
term in Section 10.1(b).

          "Shares" shall have the meaning ascribed to such term in the recitals.
           ------

          "Software" shall have the meaning ascribed to such term in Section
           --------
5.14(a).

          "Spectrolab" shall have the meaning ascribed to such term in the
           ----------
recitals.

          "Spectrolab Shares" shall have the meaning ascribed to such term in
           -----------------
the recitals.

          "Straddle Period" shall mean a taxable period that, to the extent it
           ---------------
relates to a member of the Company Group, includes, but does not end on, the Closing Date.

          "Subsidiary" shall mean any Person of which a majority of the
           ----------
outstanding equity interests or voting securities are owned, directly or indirectly, by another Person.

For purposes of this Agreement, all references to the Company's Subsidiaries shall be deemed to include Spectrolab.

          "SWMUs" shall have the meaning ascribed to such term in Section
           -----
5.20(m).

          "System" shall have the meaning ascribed to such term in Section
           ------
5.14(j).

          "Target Amount" shall have the meaning ascribed to such term in
           -------------
Section 3.1(a).

          "Tax Allocation Agreements" shall mean (i) the Agreement for the
           -------------------------
Allocation of United States Federal Income Taxes, by and between GM, Defense, Hughes and Delco Electronics Corporation, dated as of December 29, 1985, as amended and (ii) the Agreement for the Allocation of United States Federal Income Taxes, by and between GM, Defense, Hughes and Delco Electronics Corporation, dated as of December 17, 1997, as amended.

          "Taxes" shall mean (i) all federal, state, local or foreign taxes,
           -----
charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise) and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

          "Tax Arbitration Notice" shall have the meaning ascribed to such term
           ----------------------
in Section 11.6(b).

          "Tax Dispute Notice" shall have the meaning ascribed to such term in
           ------------------
Section 11.6(a).

          "Tax Return" shall mean all returns, declarations, reports, estimates,
           ----------
information returns and statements required to be filed in respect of any Taxes.

          "Title Documents" shall have the meaning ascribed to such term in
           ---------------
Section 5.12(b).

          "Trade Secrets" shall have the meaning ascribed to such term in
           -------------
Section 5.14(a).

          "Transfer Documents" shall mean those certain documents of assignment
           ------------------
and assumption providing for the Transfers.

          "Transferee" shall mean any Person that will receive a transfer of
           ----------
Assets pursuant to Article I.

          "Transferor" shall mean any Person that will make a transfer of Assets
           ----------
pursuant to Article I.

          "Transfers" shall have the meaning ascribed to such term in the
           ---------
recitals.

          "Underpayment Rate" shall mean the annual rate of interest described
           -----------------
in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state or local Income Tax law, as applicable), as determined from time to time.

          "United States Contract" means any Contract with the United States and
           ----------------------
includes (a) a foreign military sales contract, (b) a United States Subcontract, and (c) an Inter-organizational Transfer that is associated with any other United States Contract or United States Subcontract. United States Contract does not include a contract with any state, local, or foreign government or instrumentality.

          "United States Subcontract" means any Contract with any Person other
           -------------------------
than the United States that is entered into under a United States Contract, at any tier.

          14.2   Interpretation.  For the purposes of this Agreement, (i) words
                 --------------
in the singular shall be held to include the plural and vice versa and words of
                                                        ---- -----
one gender shall be held to include the other gender as the context requires,
(ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, and (iv) the word "or" shall not be exclusive.

          14.3   Dispute Resolution.  Except with respect to the matters
                 ------------------
described in Section 3.2 and Article XI, which shall be resolved in accordance with the terms thereof, and except as otherwise expressly set forth in the Definitive Agreements, resolution of any and all disputes arising from or in connection with this Agreement or the Definitive Agreements, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 14.3. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise. The party asserting a Dispute shall deliver to the other party a written notice setting forth the basis for the issue in detail, and identifying the section of this Agreement or Definitive Agreement in question (the "Dispute Notice"). Within ten days of receipt of a Dispute Notice, the issue shall be elevated to a designated panel of four individuals, two representatives from each party (one who shall be a business representative, and the other who shall be a technical or accounting representative, as appropriate). Such representatives shall be empowered and authorized to bind their respective companies with respect to the matter in dispute, and to settle the issue on behalf of their respective companies. These representatives shall, within 30 days of receipt of the Dispute Notice, confer and in good faith make a reasonable effort to resolve the issue. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing reasonable description of the Dispute to the others and expressly requesting arbitration hereunder. Such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Los Angeles, California by three neutral arbitrators acting by majority vote (the "Panel") selected by agreement of the parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each Party shall be allowed to conduct reasonable discovery through written document requests and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the purposes of arbitration to make discovery expeditious and cost effective and (d) each Party shall be entitled to make an oral presentation to the Panel. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement or Definitive Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction. Notwithstanding the foregoing, in no event may the Panel award Disclaimed Damages as defined in Article XIII. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

          14.4   Expenses.  Except as otherwise provided in this Agreement, the
                 --------
Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

          14.5   Further Assurances.  The Seller and the Purchaser each agrees
                 ------------------
to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          14.6   Submission to Jurisdiction; Consent to Service of Process.
                 ---------------------------------------------------------

          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any Legal Proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the mailing of a copy thereof in accordance with the provisions of Section 14.10.

          14.7   Entire Agreement; Amendments and Waivers.  This Agreement
                 ----------------------------------------
(including the schedules and exhibits hereto) and the Definitive Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          14.8   Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of Delaware.

          14.9   Table of Contents and Headings.  The table of contents and
                 ------------------------------
section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          14.10  Notices.  All notices and other communications under this
                 -------
Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to the Seller or Hughes, to:

          Hughes Corporation
          200 North Sepulveda Boulevard
          Los Angeles, California
          Facsimile No.: (310) 322-1841
          Attention:     Roxanne S. Austin, Chief Financial Officer

          With a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Facsimile No.: (212) 310-8007
          Attention:     Frederick S. Green, Esq.

          If to the Purchaser, to:

          The Boeing Company
          7755 East Marginal Way South
          Seattle, Washington 98188
          Facsimile No.: (206) 544-4900
          Attention:     James C. Johnson, Vice President,
                         Secretary and Assistant General Counsel

          With a copy to:

          Gibson, Dunn & Crutcher, LLP
          333 South Grand Avenue
          Los Angeles, California 90071
          Facsimile No:  (213) 229-7520
          Attention:     Andrew E. Bogen, Esq.

          14.11  Severability.  If any provision of this Agreement is invalid or
                 ------------
unenforceable, the balance of this Agreement shall remain in effect.

          14.12  Binding Effect; Assignment.  This Agreement shall be binding
                 --------------------------
upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Hughes, the Seller or the Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                  THE BOEING COMPANY


                                  By: /s/ James F. Albaugh
                                      ---------------------------------------
                                      Name: James F. Albaugh
                                      Title: Senior Vice President, The
                                             Boeing Company, President, Space
                                             and Communications Group


                                  HUGHES ELECTRONICS CORPORATION


                                  By: /s/ Roxanne S. Austin
                                      ---------------------------------------
                                      Name: Roxanne S. Austin
                                      Title: Sr. Vice President and CFO


                                  HUGHES TELECOMMUNICATIONS AND SPACE COMPANY

                                  By: /s/ Jennifer A. Smolker
                                      ---------------------------------------
                                      Name: Jennifer A. Smolker
                                      Title: Corporate Secretary

                                      96